As filed with the Securities and Exchange Commission on October 30, 2006
An Exhibit List can be found on page II-9.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUINTEK TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

California	7389	77-0505346
(State or other Jurisdiction of Incorporationor Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification No.)

17951 Lyons Circle
Huntington Beach, California 92647
(714) 848-7741
(Address and telephone number of principal executive offices and principal place of business)

Robert Steele, Chief Executive Officer
QUINTEK TECHNOLOGIES, INC.
17951 Lyons Circle
Huntington Beach, California 92647
(714) 848-7741
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value issuable upon conversion of secured convertible debentures	190,839,695	$0.03	$5,725,190.85	$612.60
Common stock, $.001 par value issuable upon exercise of warrants exercisable at $0.05 per share	17,857,000	$0.05	$892,850	$95.53
Common stock, $.001 par value issuable upon exercise of warrants exercisable at $0.055 per share	15,625,000	$0.055	$859,375	$91.95
Common stock, $.001 par value issuable upon exercise of warrants exercisable at $0.065 per share	12,500,000	$0.065	$812,500	$86.94
Common stock, $.001 par value issuable upon exercise of warrants exercisable at $0.08 per share	10,415,000	$0.08	$833,200	$89.15
Total	247,236,695		$9,123,115.85	$976.17

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and exercise of warrants.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on October 24, 2006, which was $0.03 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 30, 2006

QUINTEK TECHNOLOGIES, INC.
247,236,695 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 247,236,695 shares of our common stock, including up to 190,839,695 shares of common stock underlying secured convertible debentures in the face amount of $2,000,000, up to 17,857,000 shares underlying warrants exercisable at $0.05 per share, up to 15,625,000 shares underlying warrants exercisable at $0.055 per share, up to 12,500,000 shares underlying warrants exercisable at $0.065 per share and up to 10,415,000 shares underlying warrants exercisable at $0.08 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “QTEK”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 27, 2006, was $0.04.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2006.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Quintek Technologies, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

All references herein to our fiscal year and our fiscal year end represent the twelve months ended June 30 and June 30, respectively, and all references herein to our fiscal quarters ended refer to September 30, December 31 and March 31, as appropriate.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus, before making an investment decision. Unless the context clearly indicates otherwise, references in this prospectus to “we,” “us,” “our” and “Quintek” refer to Quintek Technologies, Inc. and its subsidiaries on a consolidated basis.

QUINTEK TECHNOLOGIES, INC.

We provide back office services and solutions to improve efficiencies within organizations. We accomplish this through out-sourcing/in-sourcing services, consulting services and solution sales. Through our wholly owned subsidiaries, Quintek Services, Inc., or QSI, and Sapphire Consulting Services, Inc. we provide services to enable Fortune 500 and Global 2000 corporations to reduce costs and maximize revenues.

We provide business process outsourcing, or BPO, services to clients. BPO services involves capturing and converting data into digital format. This data is considered any media in paper, film, fiche or other forms that are not readily available in electronically. We provide back-office services and enabling technologies and expertise to reduce our customer’s costs by enabling them to focus on their core competencies. We reduce our customer’s costs by converting their critical documents from paper to electronic formats, efficiently capturing the data contained in these documents, making these documents readily organized and available and automating the routing and approval processes related to electronic documents via the internet. In addition, we also offer invoice and accounts payable document processing for various markets.

In outsourcing relationships, we provide value by helping the customer define and delegate a discrete process such as receiving invoices, scanning invoices, capturing invoice data and uploading invoice data into computer systems. Once we have worked with the customer to define such a process, the customer contracts with us to perform that process for one price per transaction with service level guarantees such as turnaround times and accuracy of data. The customer does not have to manage and maintain staff and purchase and maintain technology that are outside of the customer’s core expertise.

For the year ended June 30, 2006, we generated $2,307,402 in revenues and a net loss of $2,945,710. As a result of recurring losses from operations ($4,560,311), including net losses of $2,945,710 and $7,417,687 for the fiscal years ending June 30, 2006 and 2005 our auditors, in their report dated September 15, 2006, have expressed substantial doubt about our ability to continue as going concern.

Our principal executive offices are located at 17951 Lyons Circle, Huntington Beach, California 92647 and our telephone number is (714) 848-7741. We are a California corporation.

The Offering
Common stock offered by selling stockholders	Up to 247,236,695 shares, including the following:

- 190,839,695 shares of common stock underlying secured convertible debentures;

- 17,857,000 shares underlying stock purchase warrants exercisable at $0.05 per share;

- 15,625,000 shares underlying stock purchase warrants exercisable at $0.055 per share;

- 12,500,000 shares underlying stock purchase warrants exercisable at $0.065 per share; and

- 10,415,000 shares underlying stock purchase warrants exercisable at $0.08 per share.

Common stock to be outstanding after the offering	Up to 399,686,468 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. However, Cornell Capital Partners, LP is entitled to exercise its warrants on a cashless basis if, after 130 days after filing of this registration statement if the shares of common stock underlying the warrants are not registered for resale pursuant to an effective registration statement or are eligible to be sold under Rule 144(k). In the event that any investor exercises its warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	QTEK

The above information regarding common stock to be outstanding after the offering is based on 152,449,773 shares of common stock outstanding as of October 27, 2006 and assumes the conversion of the debentures and exercise of the warrants.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History of Losses Which May Continue, Requiring Us to Seek Additional Sources of Capital Which May Not be Available, Requiring Us to Curtail or Cease Operations

We had a net loss of $2,945,710 for the year ended June 30, 2006 compared to a net loss of $7,417,687 for the fiscal year ended June 30, 2005. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to establish significant sales of our software and hardware products and our business process outsourcing services. Our possible success is dependent upon the successful development and marketing of our services and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. Based on our current funding arrangements, we anticipate that we will not require additional funds to continue our operations for the next twelve months. In the event that we do not receive the remaining funds under our financing arrangement with Cornell Capital or if we need additional financing, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

If We are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and if We do Obtain Additional Financing Our then Existing Shareholders may Suffer Substantial Dilution

Additional capital may be required to effectively support the operations and to make strategic acquisitions. However, there can be no assurance that financing will be available when needed on terms that are acceptable to us. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Registered Public Accounting Firm Has Expressed Substantial Doubt About Our Ability to Continue as a Going Concern, Which May Hinder Our Ability to Obtain Future Financing

In their report dated September 15, 2006, our Independent Registered Public Accounting Firm stated that our financial statements for the year ended June 30, 2006 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations ($4,560,311), including net losses of $2,945,710 and $7,417,687 for the fiscal years ending June 30, 2006 and 2005, respectively. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders’ deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Many of Our Competitors are Larger and Have Greater Financial and Other Resources than We do and Those Advantages Could Make it Difficult for Us to Compete With Them

The general market for our products and services is extremely competitive and includes several companies which have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

Our Products may Infringe Upon the Intellectual Property Rights of Others and Resulting Claims Against Us Could be Costly and Require Us to Enter Into Disadvantageous License or Royalty Arrangements

The business process outsourcing industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing upon known proprietary rights of third parties, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and our attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and number of features of, our products grow.

If We are not Able to Manage Our Growth We may Never Achieve Profitability

Our success will depend on our ability to expand and manage our operations and facilities. There can be no assurance that we will be able to manage our growth, meet the staffing requirements of manufacturing scale-up or for current or additional collaborative relationships or successfully assimilate and train our new employees. In addition, to manage our growth effectively, we will be required to expand our management base and enhance our operating and financial systems. If we continue to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that we will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on our business, financial condition or results of operations.

If We Are Unable to Retain the Services of Messrs. Steele and Haag or If We Are Unable to Successfully Recruit Qualified Personnel, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued service of Mr. Robert Steele, our Chief Executive Officer and Mr. Andrew Haag, our Chief Financial Officer. Loss of the services of Messrs. Steele or Haag could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Messrs. Steele or Haag. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified personnel. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Secured Convertible Debentures and Warrants That May be Available for Future Sale and the Resale of These Shares May Depress the Market Price of Our Common Stock.

As of October 27, 2006, we had 152,449,773 shares of common stock issued and outstanding, secured convertible debentures issued and outstanding that may be converted into 52,631,579 shares of common stock based on current market prices and outstanding warrants to purchase 56,397,000 shares of common stock. In addition, we have an obligation pursuant to a securities purchase agreement we entered into in May 2006 to issue additional secured convertible debentures that may be converted into 17,543,860 shares of our common stock based on current market prices. Additionally, the number of shares of common stock issuable upon conversion of the outstanding secured convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the secured convertible debentures and upon exercise of our warrants, may be sold without restriction upon the effectiveness of the registration statement registering their resale. The resale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our secured convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our secured convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price as of October 24, 2006 of $0.03 per share.

% Below Market	Price Per Share	With Discount at 5%	Number of Shares Issuable	% of Outstanding Stock

25%	$0.0225	$0.021375	93,567,252	38.03%
50%	$0.015	$0.01425	140,350,878	47.93%
75%	$0.0075	$0.007125	380,701,755	71.41%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Debentures May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

The secured convertible debentures are convertible into shares of our common stock at a 5% discount to the trading price of the common stock prior to the conversion. The downward pressure on the price of the common stock as the investor converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The investors could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of the secured convertible debentures, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the investors may ultimately convert and sell the full amount issuable on conversion. Although the investor may not convert its secured convertible debentures and/or exercise its warrants if such conversion or exercise would cause it to own more than 4.99% of our outstanding common stock, this restriction does not prevent the investor from converting and/or exercising some of its holdings and then converting the rest of its holdings. In this way, the investor could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In the Event that Our Stock Price Declines, the Shares of Common Stock Allocated for Conversion of the Secured Convertible Debentures and Registered Pursuant to this Registration Statement may not be Adequate and we may be Required to File a Subsequent Registration Statement Covering Additional Shares. If the Shares we have Allocated and are Registering Herewith are not Adequate and we are Required to File an Additional Registration Statement, we may Incur Substantial Costs in Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible debentures. Accordingly, we have allocated and registered 190,839,695 shares to cover the conversion of the secured convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Secured Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In May 2006, we entered into a Securities Purchase Agreement for the sale of $2,000,000 principal amount of secured convertible debentures. The secured convertible debentures are due and payable, with 10% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $1,500,000 secured convertible debentures outstanding, the investors are obligated to purchase additional secured convertible debentures in the aggregate of $500,000. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreements or related convertible debentures, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the secured convertible debentures, including default interest rate on the outstanding principal balance of the secured convertible debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible debentures will be converted into shares of our common stock, in accordance with the terms of the secured convertible debentures. If we were required to repay the secured convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the secured convertible debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Debentures or Security Agreement, the Investor Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the Securities Purchase Agreement, we executed a Security Agreement in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreement states that if an event of default occurs under the Securities Purchase Agreement, Secured Convertible Debentures or Security Agreement, the Investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock:

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. However, Cornell Capital Partners, LP is entitled to exercise its warrants on a cashless basis if, after 130 days after filing of this registration statement, the shares of common stock underlying the warrants are not registered for resale pursuant to an effective registration statement or are eligible to be sold under Rule 144(k). In the event that any investor exercises its warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “QTEK”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal Year 2005
	High	Low
First Quarter	$0.21	$0.14
Second Quarter	$0.26	$0.16
Third Quarter	$0.20	$0.10
Fourth Quarter	$0.18	$0.10

	Fiscal Year 2006
	High	Low
First Quarter	$0.12	$0.07
Second Quarter	$0.08	$0.05
Third Quarter	$0.09	$0.06
Fourth Quarter	$0.07	$0.04

	Fiscal Year 2007
	High	Low
First Quarter	$0.05	$0.03
Second Quarter (1)	$0.04	$0.03
Third Quarter	xxx	xxx
Fourth Quarter	xxx	xxx

(1)	As of October 27, 2006.

Holders

As of October 27, 2006, we had approximately 502 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Interwest Transfer Co., Inc., 1981 E. Murray Holladay Road, Suite 100, Salt Lake City Utah 84117.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

Overview

We address the growing needs of industry’s desire for timely access to relevant information. We do this by designing and providing a service-based solution for the customer around our core competencies of high speed high volume document scanning, inbound mailroom outsourcing, data capture, ASP hosting, workflow automation, and consulting services.

We charge our customers for deliverable services, consultative services and products. Products are invoiced upon shipping to our customer. Services are billed upon completion of a project or on a monthly basis, whichever is sooner. Many of our projects are for customers under long-term service agreements.

Deliverable services include scanned documents, captured data and hosted images. These are delivered to the customer in electronic format via electronic transmission via email or encrypted FTP transfer or physical media such as CD ROMs or Microfilm. Consultative services include document preparation, systems integration, software configuration, automated workflow design, and maintenance.

In the opinion of management, the following relationship, trends, events or uncertainties are important in understanding our operations and results as they have had, or can reasonably be expected to have a material effect on the net sales and/or income from operations.

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Over the past decade, businesses have invested considerable capital in technology hardware and software. Receiving relevant information into these systems in a timely manner is becoming more valuable and important to companies. We provide services to capture data and images and transfer them into information systems. Larger organizations are focused on enterprise wide systems to shorten turnaround time, lower cost of doing business and increase management analytics. Smaller organizations are finding it more difficult to compete unless they adopt similar strategies. This is creating increased demand for the services we provide to large and small organizations alike.

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The expansion of the internet to a worldwide resource has made workers available to process and catalogue information in other countries. This has made the labor arbitrage of outsourcing of information services overseas a growing and attractive business. It is a growing business to outsource from areas in the world where there is a high cost for educated labor to areas of the world where there is a lower cost of educated labor. We provide timely access to relevant information to the overseas information worker. A shift in this trend could impact our business

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Sapphire Consulting Service, our wholly owned subsidiary, accounted for 22% of our revenue for the 12 months ending June 30, 2006. Sapphire was formed in May 2005 and had limited operation for the 12 months ending June 30, 2005. The loss of key personnel or relationships needed to fulfill and obtain new business could adversely impact our financial results.

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Fed-Ex/Kinko—We are a subcontractor for services to FedEx Kinko’s customers. Revenue from our relationship with FedEx Kinko’s totaled $378,555 and represents 22% of the total revenue for the fiscal year ended June 30, 2006. The loss of this relationship could adversely impact our financial results.

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Manhattan Data, Inc - We entered into a partnership agreement with Manhattan Data whereas the two companies sell and resell their respective services separately and as a combined solution. For the 12 months ended June 30, 2006, revenue from this relationship totaled $10,405 and represented less than 1% of our total revenue. At this time we are seeing increased demand from our customers for the services we offer through this partnership. If this relationship develops as planned this could represent a material portion of our revenues.

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Increased Sales and Marketing -We have been applying funds raises from a recent financing with Cornell Capital to increase sales and marketing efforts. The result has been an increased awareness of us and our services. This increased awareness has led to an increasing amount of new proposals we have submitted for new business. Management believes that we will be able to convert a portion of these proposals into new business although there are no assurances that we will be able to obtain contracts with any of these potential clients. The inability to obtain new business could adversely impact our financial results.

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We had a master services agreement to deliver on-site mortgage processing services for GMAC Residential Mortgage at their Ditech.com facility in Costa Mesa, CA. Revenue from this customer totaled $851,761 for the 12 months ended June 30, 2006 and represents 67% of the total revenue for the 12 months ended June 30, 2006. We are no longer providing services to this customer. The loss of this customer represents a material loss and will adversely affect our revenues and/or income from operations unless we are able to obtain one or more new customers to offset this loss.

Results of Operations for the Fiscal Year ended June 30, 2006 Compared to Fiscal Year Ended June 30, 2005

Revenues

Our revenues totaled $2,307,402 and $1,547,923 for the twelve months ended June 30, 2006 and 2005, respectively, an increase of $759,479 (149%). The increase from 2005 to 2006 was due to our investment in sales and marketing efforts and resultant increase in new sales contracts and the addition of business from consulting services.

Cost of revenue

For the twelve months ended June 30, 2006 and 2005, cost of revenue was $1,522,814 and $1,070,001 respectively, an increase of $452,813 (142%). Cost of revenue for both periods consisted mostly of labor and production costs. Cost of revenue increased in 2006 due to increase in revenues from increase in new sales contracts we received.

Expenses

Total operating expenses were $5,344,899 for the twelve-month period ended June 30, 2006 as compared to $5,982,314 for the same period in 2005. The decrease in operating expenses of $637,415 (12%) in 2006 as compared to 2005 resulted primarily due to a permanent decline in the market value of marketable securities we held as investment. Selling, general and administrative expenses in 2006 were $3,832,925 compared to $2,200,476, an increase of $1,631,449 (77%) primarily due to increased funding costs, legal fees, penalties and salary expenses.

Total non-operating income for the twelve months ended June 30, 2006 was $1,615,401 compared to total non-operating expense of $1,912,495 for the same period in 2005. During 2006, we realized a gain on sale of investment of $113,700 and recorded a change in fair value of warrants of $2,171,921. We recorded a beneficial conversion feature expense of $110,924 and interest expense of $571,674. During 2005, we recorded a loss of $594,892 due to conversion of debt, beneficial conversion feature expense of $317,021 and interest expense of $1,122,703. As a result, we incurred a reduction in net loss of $2,945,710 for the period ending June 30, 2006 compared to a net loss of $7,417,687 for the same period in 2005. This reduction in net loss is attributed to the increase in net revenue, reduction in the permanent decline of marketable securities, and the non-operating income recorded pursuant to the change in the fair value of warrants.

Net loss

Basic and diluted net loss per share was a loss of $0.10 per share in 2005 and a loss of $0.02 per share in 2006 a reduction in net loss per share of 80% from the 12 months ending June 30 2005 to the 12 months ending June 30 2006.. The improvement in net loss per share was primarily due to a reduction in net losses and increased shares outstanding. . Net loss for 2006 was $2,945,710 as compared to $7,417,687 a difference of $4,471,977, representing a 60% reduction in net loss over the prior year. Net cash used in operating activities was $1,208,903 compared to $1,418,456 for 2005. This represents an improvement of 15% from 2005 to 2006.

Liquidity and Capital Resources

At June 30, 2006, our total assets were $1,417,374 compared to $1,402,264 as of June 30, 2005. Total current liabilities at June 30, 2006 were $2,196,415 compared to $2,168,067 as of June 30, 2005. We owe $96,661 in payroll withholding taxes that were assumed in a merger and are past due. Also, we are currently in default on two outstanding convertible bonds totaling $62,495. Interest continues to accrue against the principal. The notes are unsecured. The holders of the bonds that are in default have indicated that they do not want to convert their debt to stock and wish to be repaid in cash. At present, we do not have the funds to repay the indebtedness. It is not known whether we will be able to repay or renegotiate this debt. Additionally, our current liabilities exceeded our current assets by $1,558,787 at June 30, 2006. As a result of recurring losses from operations ($4,560,311), including net losses of $2,945,710 and $7,417,687 for the fiscal years ending June 30, 2006 and 2005 our auditors, in their report dated September 15, 2006, have expressed substantial doubt about our ability to continue as going concern.

Net cash used in operating activities for the year ended June 30, 2006 was $1,208,903, primarily attributable to the increase in accounts payable and accrued expenses of $163,508, decrease in accounts receivable of $87,657, decrease in prepaid expenses of $5,562, and decrease in deferred revenue of $16,656.

Net cash provided by investing activities for the year ended June 30, 2006 was $457,879, primarily due to the proceeds from sale of marketable securities of $233,938 and removal of restrictions on cash of $260,087. We used $36,146 of cash to acquire equipment during the year ended June 30, 2006.

Net cash provided by financing activities for the year ended June 30, 2006 was $1,148,361. The increase was primarily attributable to proceeds from issuance of debentures of $750,000, proceeds from issuance of convertible notes of $50,500, proceeds from sale of shares to be issued of $151,750, proceeds from sale of common shares of $265,000, proceeds from prepayments for warrants to be issued for note conversion of $125,000, proceeds from issuance of common stock upon exercise of warrants of $59,400. We made lease payments of $128,540, payments on notes payable of $22,914, and net payments on factoring payables of $101,834.

As a result of the above activities, we experienced a net increase in cash and cash equivalents of $397,338 as of June 30, 2006 as compared to $2,931 net decrease in cash as of June 30, 2005. Our ability to continue as a going concern is still dependent on our success in obtaining additional financing from institutional investors or by selling our common shares and fulfilling our business plan. Other than as described below, we do not have any commitments for capital and we cannot give any assurances that capital will be available on terms we deem favorable or at all.

Our principal capital requirements during the fiscal year 2007 are to fund our internal operations and possibly make strategic acquisitions. We currently do not have any agreements or commitments for any acquisitions. We will need to obtain additional capital in order to expand operations. If we decide to make any acquisitions, we may need additional financing. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. We cannot assure you that we will be successful in obtaining additional funding. We have historically financed operations from the sale of our common stock and the conversion of common stock warrants. At June 30, 2006, we had cash on hand of $410,007 as compared cash on hand of $12,669 at June 30, 2005.

Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on May 17, 2006, and amended on September 15, 2006, for the sale of $2,000,000 in secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $2,000,000 as follows:

• $750,000 was disbursed on May 17, 2006;

• $150,000 was disbursed on September 15, 2006;

• $600,000 was disbursed on October 23, 2006; and

• $500,000 will be disbursed upon the effectiveness of the registration statement registering the shares of common stock underlying the secured convertible debentures and warrants.

Accordingly, we have received a total of $1,500,000 pursuant to the Securities Purchase Agreement.

Out of the $2 million in gross proceeds we expect to receive from Cornell Capital upon issuance of the secured convertible debentures, the following fees payable in cash have been or will be deducted in connection with the transaction:

•	$200,000 fee payable to Yorkville Advisors LLC, the general partner of Cornell Capital;

•	$20,000 fee payable to Yorkville Advisors LLC, the general partner of Cornell Capital;

•	$20,000 structuring fee payable to Yorkville Advisors LLC, the general partner of Cornell Capital; and

•	$5,000 due diligence fee payable to Cornell Capital.

Thus, we expect to receive net proceeds of $1,755,000 from the issuance of secured convertible debentures to Cornell Capital, prior to any other expenses we have or will incur in connection with the transaction.

The secured convertible debentures bear interest at 10%, mature three years from the date of issuance, and are convertible into our common stock, at the investor's option, at the lower of (i) $0.0662 or (ii) 95% of the lowest daily volume weighted average price of our common stock, as quoted by Bloomberg, LP, during the 30 trading days immediately preceding the date of conversion. Accordingly, there is no limit on the number of shares into which the secured convertible debentures may be converted. As of October 27, 2006, the lowest intraday trading price for our common stock during the preceding 30 trading days as quoted by Bloomberg, LP was $0.03 and, therefore, the conversion price for the secured convertible debentures was $0.0285. Based on this conversion price, the $2,000,000 in secured convertible debentures, excluding interest, were convertible into 70,175,439 shares of our common stock. The conversion price of the secured convertible debentures will be adjusted in the following circumstances:

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If we pay a stock dividend, engage in a stock split, reclassify our shares of common stock or engage in a similar transaction, the conversion price of the secured convertible debentures will be adjusted proportionately;

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If we issue rights, options or warrants to all holders of our common stock (and not to Cornell Capital) entitling them to subscribe for or purchase shares of common stock at a price per share less than $0.0662 per share, other than issuances specifically permitted be the securities purchase agreement, then the conversion price of the secured convertible debentures will be adjusted on a weighted-average basis;

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If we issue shares, other than issuances specifically permitted be the securities purchase agreement, of our common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of our common stock, at a price per share less than $0.0662 per share, then the conversion price will be adjusted to such lower price on a full-ratchet basis;

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If we distribute to all holders of our common stock (and not to Cornell Capital) evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any security, then the conversion price of the secured convertible debenture will be adjusted based upon the value of the distribution as a percentage of the market value of our common stock on the record date for such distribution;

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If we reclassify our common stock or engage in a compulsory share exchange pursuant to which our common stock is converted into other securities, cash or property, Cornell Capital will have the option to either (i) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (ii) demand that we prepay the secured convertible debentures; and

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If we engage in a merger, consolidation or sale of more than one-half of our assets, then Cornell Capital will have the right to (i) demand that we prepay the secured convertible debentures, (ii) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (iii) in the case of a merger or consolidation, require the surviving entity to issue to a convertible debenture with similar terms.

In connection with the securities purchase agreement, as amended, we agreed to issue Cornell warrants to purchase an aggregate of 56,397,000 shares of our common stock, exercisable for a period of five years; including warrants to purchase 17,857,000 shares at an exercise price of $0.05, warrants to purchase 15,625,000 shares at an exercise price of $0.055, warrants to purchase 12,500,000 shares at an exercise price of $0.065 and warrants to purchase 10,415,000 shares at an exercise price of $0.08. All of the warrants were issued upon closing. We have the option to force the holder to exercise the warrants, as long as the shares underlying the warrants are registered pursuant to an effective registration statement, if the closing bid price of our common stock trades above certain levels. In the event that the closing bid price of our common stock is greater than or equal to $0.10 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.05 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.11 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.055 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.13 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.065 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.16 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.08 warrants.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date if the closing bid price of our common stock, is less than $0.0662 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

In connection with the securities purchase agreement, we also entered into a registration rights agreement providing for the filing, by September 29, 2006, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 90 days after September 29, 2006 and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) May 17, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the registration statement no later than September 29, 2006, or if the registration statement is not declared effective by December 29, 2006, we are required pay to Cornell Capital, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the securities purchase agreement, we, and each of our subsidiaries, executed a security agreement in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

The investor has contractually agreed to restrict its ability to convert the debentures or exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Revenue Recognition

Revenue is recognized when earned. We recognize our revenue in accordance with the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” and The American Institute of Certified Public Accountants Statement of Position 97-2, “Software Revenue Recognition,” as amended as amended by SOP 98-4 and SOP 98-9.

Stock-based Compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

As a result of adopting SFAS No. 123R, the Company recognized $485,456 in share-based compensation expense for the six months ended June 30, 2006. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

Issuance of Shares for Services

We account for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires us to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. After adoption, we are required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs -- an amendment of ARB No. 43, Chapter 4. This statement clarifies the criteria of "abnormal amounts" of freight, handling costs, and spoilage that are required to be expensed as current period charges rather than deferred in inventory. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. We do not expect the adoption of this statement will have any material impact on our results or financial position.

In December 2004, the FASB issued SFAS no. 153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29. This statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. We do not expect the adoption of this statement will have any material impact on our results or financial position.

SFAS No. 154, Accounting Changes and Error Corrections, was issued in May 2005 and replaces APB Opinion No. 20 and SFAS No. 3. SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. At such, we are required to adopt these provisions at the beginning of the fiscal year ending June 30, 2007. We are currently evaluating the impact of SFAS 154 on our consolidated financial statements.

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management is still in the process of determining the effect of the statements on the consolidated financial statements.

BUSINESS

Overview

We provide back office services and solutions to improve efficiencies within organizations. We accomplish this through out-sourcing/in-sourcing services, consulting services and solution sales. Through our wholly owned subsidiaries Quintek Services, Inc., or QSI, and Sapphire Consulting Services, Inc. we provide services to enable Fortune 500 and Global 2000 corporations to reduce costs and maximize revenues.

Our QSI business unit provides back-office services and enabling technologies and expertise to reduce our customer’s costs by enabling them to focus on their core competencies. We reduce our customer’s costs by converting their critical documents from paper to electronic formats, efficiently capturing the data contained in these documents, making these documents readily organized and available and automating the routing and approval processes related to electronic documents via the internet. We deliver superior customer service, fast turnaround time and competitive prices in several vertical markets such as healthcare, mortgage and risk management. In addition, we also offer invoice and accounts payable document processing for various markets.

In outsourcing relationships, QSI provides value by helping the customer define and delegate a discrete process such as receiving invoices, scanning invoices, capturing invoice data and uploading invoice data into computer systems. Once QSI has worked with the customer to define such a process, the customer can contract QSI to perform that process for one price per transaction with service level guarantees such as turnaround times and accuracy of data. The advantage to the customer is that the customer’s fixed costs become variable costs. The customer does not have to manage and maintain staff and purchase and maintain technology that is outside of the customer’s core expertise.

Our Sapphire Consulting Services, Inc. business unit offers a broad range of supply chain management consulting services. Sapphire assists organizations to create a higher level of customer satisfaction, enhance supply chain capability and achieve consistent competitive advantage through reduced product cost, reduced inventory investment and improved supply chain security.

Sapphire solves supply chain business problems by combining deep software functionality with focused, practical consulting services. Sapphire has developed a unique value delivery approach, combining product knowledge, project management, process expertise, and fact-based analysis.

We provide services to our customers nationwide. For the fiscal year ended June 30, 2006, we generated revenues of $2.3 million, an increase of 49% from the fiscal year ended June 30, 2005.

BPO Services Overview

Most BPO processes start by capturing data and organizing it into digital formats. Companies wanting to bring unstructured data on line have been faced with the task of converting this information into electronic form. Unstructured data is considered any media in paper, film, fiche or other forms that are not readily available to the knowledge worker.

Companies electing to image capture their paper documents are turning to service providers as a source of digitizing this information. Outsourcing this business to service providers has proven less expensive than hiring permanent staff. Temporary employees have proven ineffective since conversions are not generally done all at once. Companies attempting to purchase equipment and train staff to do their work in-house cannot keep up with the changing technologies in hardware and software.

Industry Background

The outsourcing of jobs that can be performed via the Internet has come to be called business process outsourcing or BPO services. Forester Research, Inc estimates that the market for BPO services will grow from $19 billion in 2004 to $146 billion in 2008. Additionally, in an August 2006 report from Business Insights, titled “The BPO Market Outlook,” they state that, “The BPO market is the single fastest growing area of the IT services sector. Growing at 8% annually it is expected to grow from $112.1 billion is 2005 to $144 billion in 2008.” In a report dated June 26, 2006 from Forrester entitled “Service Oriented Architecture Will Shape the Future of BPO Delivery” states that, “Labor arbitrage is the most straightforward element of BPO delivery.”

The trend towards business outsourcing non-core functions continues to expand. In the April 19, 2006 report titled “Global Business Process Outsourcing Market Still Booming,” the Yankee Group forecasts 10% growth in the next three years. The Yankee Group predicts the worldwide market for outsourcing of just financial and accounting services will grow from $11.2 billion in 2004 to $17.2 billion in 2008. In 2008, the market for outsourcing of financial and accounting services will then represent approximately 15% of the worldwide outsourcing market, which the Yankee Group predicts will grow to $114 billion in 2008. The reason for this growth, according to the Yankee Group’s research, is the fact that medium-sized enterprises are beginning to seek the same advantages from outsourcing that larger enterprises are already capturing.

Advantages of Outsourcing

Convert Fixed Costs to Variable Costs

BPO outsourcing allows companies to structure customer contracts priced per activity, e.g. per invoice scanned and captured and uploaded into the customer financial package such as SAP. Prior to outsourcing, the customer has payroll, management and HR costs related to the process as well as the specialized Information Technology that has to be designed, implemented and kept up to date. As a result, the costs for such activities can be fixed and budgeted for during the year.

Gain More Control Over Business Outcomes

Outsourcing gives executives more control over business results in a variety of critical areas, the most important being the ability to plan. While cost-cutting is among these key areas, the executives also reported equal levels of control in reliability, cost variability improvements and effective implementation of ideas.

Focus on core business

Back office operations of a company require diligent maintenance and attention and are critical for the company's everyday activities. By outsourcing their back office operations, businesses can concentrate on their core competencies while their back office operations are being managed through BPO.

Latest technology without the upfront costs

Maintaining new technology is very costly and often risky. As technology changes rapidly, it is expensive to keep up with latest innovations and tools. A BPO outsourcing company has the resources, expertise and desire to continuously update its technology passing these benefits to its customers and distributing the cost.

Reduced Human Resources Costs

Outsourcing gives a company the ability to get access to skilled and trained man power at lower overall costs. This in turn leads to an increase in productivity as well as cost savings. By outsourcing a company saves on recruitment, training and other human resource costs it would otherwise have to maintain internally. Also an advantage of outsourcing is that a company is able to utilize the kind of expertise it could not internally provide.

Higher productivity

By employing specialized manpower in larger numbers performing similar tasks, BPO companies increase overall productivity. This in turn results in better customer satisfaction, lower expenses and increased profitability.

Industry Trends

The demand for increased sales of business process outsourcing services can be tied to the following key trends:

•	Increased availability of internet access in developing countries with a white collar workforce performing services at less cost than domestic counterparts;

•	Increased acceptance of the buying public that outsourcing is reliable and profitable business tool; and

•	Continuing use of paper documents as the front end of data flows into back-end computer systems, e.g. health care forms, mortgage documents, legal contracts, etc.

Business Strategy

Our goal is to become a recognized leader in the business process outsourcing market. We plan to continue to grow in the following areas:

•	Continue to service existing accounts and expand existing customer relationships;

•	Continue to expand our account base through organic growth;

•	Continue to expand our revenue base through strategic partnerships; and

•	Expand our revenue base through strategic acquisitions.

Our Core Competencies

Electronic Document Receipt and Mailroom Outsourcing

The most efficient solution for a customer is for the customer to outsource the paper mail, fax and email document handling function. We physically retrieve paper mail directly from the post office through a P.O. Box, sort, scan and capture key data fields from each document. Additionally, we receive email and fax documents and convert them into electronic images. The images and corresponding data are uploaded directly to the customer's Enterprise Content Management, or ECM, or one of our Application Service Provider partners' systems for online viewing by the customer's end user. This service is sold per image processed. Our mailroom outsourcing service is delivered from our Huntington Beach, California facility.

High-Speed Scanning

Fortune 500 companies and other large organizations manage documents using ECM systems, such as Documentum from EMC Corporation or FileNet P8 from Filenet Corporation. These are very large databases with web browser interfaces that allow people all over the world to access and interact with document-based content in an organized manner twenty-four hours a day/seven days a week.

The scope of work for a high speed scanning contract will usually include us receiving paper documents and delivering these documents directly into the customer's ECM system. Scanning is the process of converting a paper document into a digital image saved in electronic format such as a TIFF or PDF file. High-end scanners are similar to high-end copiers with sheet feeders, but they output electronic files, not more paper. We provide the ground transportation and secure facility for processing the documents, trained staff for processing the documents, expertise to index, scan and categorize the documents, expertise to re-assemble the original documents in the format and order they were delivered and the expertise to upload the documents and the indexing into the customer's ECM system. This often has to be done in less than 24 hours from receipt of the document.

In its current configuration, our Huntington Beach facility can convert approximately 6.5 million images per month. Running two shifts at full capacity, the facility could process approximately 13.2 million documents a month.

Domestic/Offshore Data Capture, OCR, and Indexing

We can use manual and OCR, or Optical Character Recognition, technologies to create indexing for converted digital images. Indexing of documents facilitates a more efficient means of retrieving critical documents and information for future use.

We guarantee our customers "Sigma Level 5," a 99.5% accuracy rate. We ensure this by utilizing an "Enter - Enter - Compare" process, whereby two separate operators independently index the same document, then compare results using automated systems. If discrepancies are found between the two separate operator versions, the batch is immediately rejected and routed to a senior project manager for rework.

We can perform this service in-house or offshore. Services are priced by the keystroke. A typical healthcare claim form may require between 400 and 1000 keystrokes.

ASP Hosting of Scanned Images

Once images have been scanned, end-users need an ECM system. We will continue to provide clients with support for the customer’s preferred ASP such as Documentum and Application Extender from EMC Corporation or FileNet P8 from Filenet Corporation. For customers that do not want to install and maintain their own ECM system, we resell web-based document hosting ASP services from our partners. This provides our clients the efficient and immediate capability of viewing business critical documents online.

Workflow Automation

In traditional paper-based business processes, documents are received, copied, modified, stamped, approved and routed. Hundreds of individuals within an organization may touch a paper document in the process of completing a transaction. With modern workflow automation software and technology, once documents are converted to electronic format, this routing and approval process can be automated. Users login to the workflow automation system and see queues of tasks waiting for their completion. After an individual performs their function on a given document, it is automatically routed to the next person to perform the next step. Managers can get reports to help them monitor response and cycle times to improve performance. QSI designs and installs software systems for automating the routing and approval processes related to electronic documents via the internet.

Delivery of products or services

Our high speed scanning, data capture, OCR & indexing and in-house imaging solutions services are performed either in our Huntington Beach, California facility or on client's site. We currently service clients in Thousand Oaks, California; Los Angeles, California; San Francisco, California; Seattle, Washington and Cambridge, Massachusetts.

Direct Sales

We currently have one full-time outside sales person and two inside sales people. We plan to grow this to a national staff. These senior salespeople are experienced and paid a base salary and a sales commission commensurate with that experience and are expected to meet an annual sales quota. We provide an incentive stock option plan to attract top sales talent. Salespeople receive a stock option bonus for meeting specific revenue goals. Our sales people are compensated based on the gross profit of the sale. Sales people receive no commission for jobs sold at less than 20% gross profit.

Partnership Agreement with Manhattan Data, Inc.

QSI has a sales and operating partnership with Manhattan Data, Inc. (MDI). MDI is a provider of offshore back-office services for data entry, conversion of healthcare documents into EDI format and database cleanup. Through its partnership with MDI, QSI offers very competitive rates on data entry and EDI conversion services.

Partnership Agreement with FedEx Kinko's

On June 1, 2004, we signed a sales partner agreement with FedEx Kinko's. With this relationship, FedEx Kinko's can resell our BPO services. Our sales team has been working with FedEx Kinko's sales representatives on selling our services. We have sold and delivered on several customer contracts under this agreement. Under this agreement, we executed and delivered on one long-term contract with a leading life sciences and biotechnology company. This contract was expanded in the past year from one customer site to four and revenues have increased incrementally. We are providing services in two California locations, one location in Washington and one in Massachusetts.

Competition

We compete with many types of service providers, small independent regional companies, larger businesses servicing national markets, large offshore businesses with limited US presence and very large outsourcers with global operations. We also face competition from customer’s inhouse technology staff that offer similar capabilities. Any organization that has significant capital resources and technical expertise may become a competitor. Some of the competition we face comes from companies that have proprietary imaging technologies such as Laserfiche and Sharp. These companies do not offer the comprehensive solution that includes outsourced services as well as technology enablers. Most of the companies that provide outsourced services as well as technology are very large with revenues greater than $1 billion such as Affiliated Computer Services (NYSE:ACS) of Dallas, Texas, SourceCorp of Dallas, Texas and Electronic Data Systems Corp of Plano, Texas (NYSE:EDS). We have won business from these companies in cases where the overall engagement is not large enough to be attractive to them. We call this “surgical outsourcing.” A large company such as EDS or ACS is only interested in outsourcing contracts with annual value of greater than $1 million. QSI is very skilled at services contracts in the $250,000 to $500,000 annual value that are beyond the capability of our smaller regional competitors and below the interest level of our large competitors. Indeed, the Yankee group forecasts that this is where the growth in BPO is coming from.

EDS is a Fortune 500 company with reported annual revenues of approximately $20 billion that provides a broad portfolio of business and technology solutions to help its clients worldwide improve their business performance. The company's core portfolio comprises information-technology, applications and business process services, as well as information-technology transformation services.

ACS is a Fortune 500 company with reported annual revenues of over $4 billion more than 40,000 employees supporting client operations in nearly 100 countries provides business process and information technology outsourcing solutions to world-class commercial and government clients. This past year, ACS was courted for a buyout by major private equity firms. The company declined offers and proceeded to make a tender offer for a significant portion of their own stock.

SourceCorp is a business process outsourcing solutions to clients throughout the U.S. SourceCorp reported annual revenues of approximately $415 million. This company focuses on business processes in information-intensive industries including healthcare, legal, financial services, government, transportation and logistics. This company has offices in 24 states and operates in approximately 40 states, Washington D.C., Mexico and both domestically and offshore through alliances. SourceCorp was recently acquired by Apollo Management L.P., one of the most active and successful private investment firms in the United States.

Customers

Nalco Accounts Payable Processing: QSI processes paperwork for transactions valued at more than $100 million a month including data entry of more than 100,000 pages a month for a $3B NYSE chemical manufacturing and water treatment company. This project features 48 hour, 24 hour and same day turnaround. We enter data into a database which is uploaded into the customer’s database everyday automatically.

LA County DCFS: QSI was recently awarded a contract to provide imaging and administrative manpower for a State Children and Family Services Department.

Verifpoint: We perform mailroom outsourcing, day forward scanning and data entry for this medical credentialing company.

Large Biotechnology Company: We have been onsite for more than two years at Amgen in Cambridge, MA - Seattle, WA - San Francisco, CA and Thousand Oaks, CA processing pharmaceutical records. This project features 48 hour turnaround and 99.5% Quality Service Level Agreements.

CAP-MPT: Between October 1, 2005 and December 31, 2005, we successfully completed processing 750,000 pages of documents for this medical malpractice insurer. In addition, we successfully completed processing more than 1,600,000 pages of legal documents for this customer between June 1, 2006 and August 15, 2006. In total, we captured more than 48,000,000 characters of data between these two projects. Although we do not have any contracts for further work with this client at this time, we do expect to receive future contracts for additional projects from this customer.

We had two customers that individually represented more than 10% of our revenues for the fiscal year ended June 30, 2006; GMAC represented 37% of our revenue and FedEx Kinko's represented 16% of its revenue. In June 2006, we ceased production for GMAC at their DiTech.com facility. During the length of our time working for GMAC, we converted over 35 million paper documents, for an average of three million new images per month, and uploaded them into GMAC’s FileNet system. We captured more than 2 billion characters over the life of this project. This contract featured guaranteed 48 hour turnaround and 99.5% Index Quality Service Level Agreements.

Employees

As of October 1, 2006, we had 22 full time employees, of which 15 are hourly employees and seven are salaried. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTIES

We lease 7,062 square feet for our executive offices at 17951 Lyons Circle, Huntington Beach, California. The lease expires on June 30, 2008, with an option to extend at the end of the commencement year. The current monthly lease amount for this facility is $7,768.

We lease on a month-to-month basis, 1,800 square feet of office and warehouse space at 720 N. 4th Street, Montpelier, Idaho, for our accounting and purchasing function. The current monthly rent is $675. We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Names:	Ages	Titles:	Board of Directors
Robert Steele	40	Chief Executive Officer	Director
Andrew Haag	38	Chief Financial Officer	Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are two seats on our board of directors.

Currently, our Directors are not compensated for their services, although their expenses in attending meetings are reimbursed. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Robert Steele, Chief Executive Officer and Director

Robert Steele has been our Chief Executive Officer, President, and Chairman of the Board of Directors since January 30, 2003. In 1999, Mr. Steele founded iBrite, a wireless information software company in Reston, Virginia, and from May 1999 through June 2001 served as its Chief Executive Office. The company established contractual partnerships with AOL and Global Knowledge. From 1988 through 1998, Mr. Steele served as Corporate Vice President & Chief Technology Officer for CADD Microsystems, Inc. (CMI), currently the leading provider of Autodesk Computer Aided Design software, consulting, training and integration services in the Washington, DC Metropolitan Area. During his time at CMI, the company grew from $50,000 in annual sales to more than $3,000,000. Mr. Steele sold and supervised significant systems integration contracts with clients such as Lucent Technologies, Long Airdox Mining (Division of the Fortune 500 Marmon Group), ABB, GSA (General Services Administration), FAA (Federal Aviation Administration) and NRO (National Reconnaissance Office). Mr. Steele received a Bachelor of Science in Electronic and Computer Engineering from George Mason University in 1988.

Andrew Haag, Chief Financial Officer and Director

Andrew Haag has been our Chief Financial Officer and a Director since January 31, 2003. From December 2002, he was employed by the Camelot Group, Inc., an investment banking firm, to assist its corporate clients on capital structure, the structure of PIPE transactions and the preparation of offering documents. From May 2001, Mr. Haag was employed by Aquasearch, Inc., a publicly held company, where he raised significant funds from private sources, advised its CEO on strategic business development issues and successfully negotiated several contracts to benefit the company. Mr. Haag assisted in drafting corporate business plan, terms of investment, press releases and other corporate documents. From November 1998 through April 2001 he was employed by Nutmeg S ecurities, Ltd., where he advised institutional and individual clientele on corporate offerings and equity trading, and performed corporate advisory work for both public and private companies. From June 1998 through October 1998 Mr. Haag was a Managing Director of Waldron & Co. Inc., an investment bank located in Irvine, CA.

From 1992 through 1998 he was employed by Auerbach, Pollak & Richardson, investment bankers, located in Stamford, CT and Beverly Hills, CA, rising to Managing Director, where he: assisted in the development of the firm, attracting and referring new hires and clients to all offices; developed a national and international client base for the firm that participated in a majority of the firm's corporate offerings; set up and managed road shows for firm's corporate clientele; attracted a wide variety of corporate clientele; assisted in the structuring and funding of offerings for corporate clientele; and increased visibility of the firm through networking of research and offerings. Mr. Haag attended the University of Maine and CUNY Hunter College.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending June 30, 2006, 2005 and 2004 exceeded $100,000:

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Fiscal Year	Annual Salary ($)		Annual Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Robert Steele,	2006	141,364		0	6,000	0	3,370,813	0	0
Chairman and CEO	2005	85,500		0	15,438	1,000,000	4,267,276	0	0
	2004	72,000		0	0	0	0	0	0

Andrew Haag,	2006	141,339		0	6,000	0	3,370,813	0	0
CFO	2005	85,500		0	15,433	1,000,000	4,267,276	0	0
	2004	72,000		0	0	0	0	0	0

Robert Brownell,	2006	0		0	0	0	0	0	0
President	2005	119,000	(2)	0	0	250,000	611,062	0	0
	2004	37,500	(3)	0	0	0	0	0	0

1) These amounts represent our payments to provide an automobile and health insurance for Mr. Steele and Mr. Haag.

2) Mr. Brownell resigned on March 31, 2005.

3) Represents compensation received by Brownell while serving as our President from March 12, 2004 to June 30, 2004.

Option/SAR Grants in Last Fiscal Year

Name	No. of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ( $/Sh)	Expiration Date
Kurt Kunz	312,000	2%	0.10	11/28/2009
Andrew W. Haag	3,370,813	21%	0.03	3/3/2011
Robert A Steele	3,370,813	21%	0.03	3/3/2011
James Gallager	80,000.5%		0.105	7/11/2008
Ryan Hey	100,000.6%		0.174	5/2/2008

Stock Option Plans

On June 30, 2004, our stockholders approved our 2004 Stock Option Plan and authorized 11,822,500 shares of common stock for issuance there under. On September 7, 2006, our stockholders approved our 2006 Stock Option Plan and authorized 25,000,000 shares of common stock for issuance there under. Under the plans options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986 or which are not intended to qualify as Incentive Stock Options thereunder. The primary purpose of the plans are to attract and retain the best available personnel for us by granting stock awards and stock options in order to promote the success of our business and to facilitate the ownership of our stock by our employees. Under the plans, stock awards and options may be granted to our key employees, officers, directors or consultants. As of October 27, 2006, we have 16,303,943 stock options granted and outstanding pursuant to our plans.

Equity Compensation Plan Information

The following table sets forth certain information about the common stock that may be issued upon the exercise of options, warrants and rights under all of the existing equity compensation plans as of October 27, 2006.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by shareholders	16,303,943	$0.045	20,518,557
Equity compensation plans not approved by shareholders	—	—	—
Total	16,303,943	$0.045	20.518.557

Employment Agreements

Contract with Robert Steele

On January 30, 2003, we entered into a five-year employment contract with Robert Steele, our Chief Executive Officer. The base salary under the agreement is $6,000 per month. Upon achieving gross revenue in a quarter of $300,000, the base salary under the agreement is $9,000 per month. Upon achieving gross revenue in a quarter of $600,000, the base salary under the agreement is $12,000 per month. Upon achieving gross revenue in a quarter of $900,000, the base salary under the agreement is $15,000 per month. If our quarterly gross revenues decrease, Mr. Steele’s base salary will decrease accordingly, subject to the minimum base salary of $6,000 per month. In addition, Mr. Steele is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time.

Contract with Andrew Haag

On January 31, 2003, we entered into a five-year employment contract with Andrew Haag, our Chief Financial Officer. The base salary under the agreement is $6,000 per month. Upon achieving gross revenue in a quarter of $300,000, the base salary under the agreement is $9,000 per month. Upon achieving gross revenue in a quarter of $600,000, the base salary under the agreement is $12,000 per month. Upon achieving gross revenue in a quarter of $900,000, the base salary under the agreement is $15,000 per month. If our quarterly gross revenues decrease, Mr. Haag’s base salary will decrease accordingly, subject to the minimum base salary of $6,000 per month. In addition, Mr. Haag is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

On December 22, 2004, we issued 1,967,824 shares of common stock to Andrew Haag, an officer and director, pursuant to an exercise of a warrant on a cashless basis.

On January 6, 2006, we issued a warrant to purchase 20,000 common shares bearing an exercise price of $0.07 and a three year term to an investor related to Andrew Haag, an officer and director, pursuant to a short term loan agreement of $20,000.

On May 16, 2006, we paid to a party related to Andrew Haag, an officer and director, $4,500 in regard to a finder’s fee for financial funding we received.

We believe that the related transactions describe above were on terms that we would have received had we entered into such transactions with unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of each class of our stock as of October 27, 2006

•	by each person who is known by us to beneficially own more than 5% of our common stock;

•	by each of our officers and directors; and

•	by all of our officers and directors as a group.

The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)		Percentage of Class Prior to Offering (2)	Percentage of Class After Offering (3)

Robert Steele 17951 Lyons Circle Huntington Beach, CA 92647	Common Stock	9,038,089	(4)	5.61%	2.21%

Andrew Haag 17951 Lyons Circle Huntington Beach, CA 92647	Common Stock	8,554,616	(5)	5.39%	2.11%

All Officers and Directors as a Group (5 persons)	Common Stock	17,592,705	(6)	10.51%	4.24%

Zubair Kazi	Common Stock	9,720,536	(7)	6.31%	2.42%

Langley Park Investments PLC	Common Stock	14,000,000	(8)	8.41%	3.38%

Robert Steele	Series A Preferred Stock	1,000,000		32.81%	32.81%

Andrew Haag	Series A Preferred Stock	1,000,000		32.81%	32.81%

Robert Steele	Series D Preferred Stock	1,000,000		50.00%	50.00%

Andrew Haag	Series D Preferred Stock	1,000,000		50.00%	50.00%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 27, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based upon 152,449,773 shares issued and outstanding on October 27, 2006.

(3) Percentage based upon 399,686,468 shares of common stock outstanding after the offering, assuming all shares registered are sold.

(4) Includes 1,000,000 shares issuable upon conversion of Series A convertible preferred stock and 7,638,089 shares of common stock underlying options that are currently exercisable or exercisable within 60 days.

(5) Includes 1,000,000 shares issuable upon conversion of Series A convertible preferred stock and 5,362,792 shares of common stock underlying options that are currently exercisable or exercisable within 60 days.

(6) Includes 2,000,000 shares issuable upon conversion of Series A convertible preferred stock and 13,000,881 shares of common stock underlying options that are currently exercisable or exercisable within 60 days.

(7) Includes 1,500,000 shares of common stock underlying warrants that are currently exercisable or exercisable within 60 days.

(8) Shares are issued but not outstanding and are held in escrow until fulfillment of conditions by Langley Park Investment pursuant to a July 29, 2004 agreement with us.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 500,000,000 shares of common stock, par value $.001. As of October 27, 2006, there were 151,699,773 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The election of directors requires a plurality of votes cast by our stockholders. All other actions by our stockholders requires a majority of votes cast. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

The transfer agent of our common stock is Interwest Transfer Co., Inc., 1981 E. Murray Holladay Road, Suite 100, Salt Lake City Utah 84117.

PREFERRED STOCK

We are authorized to issue up to 50,000,000 shares of preferred stock, no par value. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of California.

Series A Preferred Stock

The general terms of the Series A Preferred Stock is as follows: no par value; Liquidation Preference - $0.25 per share plus any unpaid accumulated dividends; Dividends - cumulative annual rate of $0.005 per share when and as declared by the Board of Directors; Conversion Rights - convertible to common stock at a 1:1 ratio; Redemption Rights - we have the right to redeem part or all of the stock upon 30 days written notice at a rate of $0.25 per share plus all accumulated and unpaid dividends thereon at the dividend rate of $0.005 annually per share; Voting Rights - one vote per share on all matters requiring shareholder vote. As of October 27, 2006, there were 3,047,531 shares of Series A Preferred Stock outstanding.

Series B Preferred Stock

The general terms of the Series B Preferred Stock is as follows: no par value; Liquidation Preference - $0.25 per share plus any unpaid accumulated dividends; Dividends - cumulative annual rate of $0.0005 per share when and as declared by the Board of Directors; Conversion Rights - convertible to common stock at a 1:5 ratio (i.e. 1 share of Series B Preferred stock is convertible into 5 shares of common stock) ; Redemption Rights - we have the right to redeem part or all of the stock upon 30 days written notice at a rate of $0.25 per share plus all accumulated and unpaid dividends thereon at the dividend rate of $0.0005 annually per share; Voting Rights - one vote per share on all matters requiring shareholder vote. As of October 27, 2006, there were 89,271 shares of Series B Preferred Stock outstanding.

Series C Preferred Stock

The general terms of the Series C Preferred Stock is as follows: no par value; Liquidation Preference - $1.00 per share plus any unpaid accumulated dividends; Dividends - cumulative annual rate of $.0005 per share when as declared by the Board of Directors; Conversion Rights - 1:20 ratio (i.e. 1 share of Preferred Series C stock is convertible into 20 shares of common stock); Redemption Rights - we have the right to redeem part or all of the stock upon 30 days written notice at the rate of $1.00 per share plus all accumulated and unpaid dividends thereon at the dividend rate of $.0005 annually per share.; Voting Rights - one vote per share on all matters requiring shareholder vote. As of October 27, 2006, there were 17,948 shares of Series C Preferred Stock outstanding.

Series D Preferred Stock

The general terms of the Series D Preferred Stock is as follows: no par value; Liquidation Preference - $0.10 per share plus any unpaid accumulated dividends; Dividends - if declared by the Board of Directors, holders shall be entitled to receive dividends as if they had converted such preferred stock into common stock as of the dividend date; Conversion Rights - 1:20 ratio (i.e. 1 share of Preferred Series D stock is convertible into 20 shares of common stock) so long as the closing bid price of our common stock is at least $0.10 on any date subsequent to issuance; Redemption Rights - none; Voting Rights - fifty votes per share on all matters requiring shareholder vote. As of October 27, 2006, there were 1,000,000 shares of Series D Preferred Stock outstanding.

OPTIONS

As of October 27, 2006, we had 16,015,943 options issued and outstanding as follows:

•	200,000 options exercisable at $0.10 per share, expiring March 15, 2007;

•	50,000 options exercisable at $0.10 per share, expiring May 10, 2007;

•	150,000 options exercisable at $0.125 per share, expiring March 7, 2008;

•	100,000 options exercisable at $0.10 per share, expiring March 25, 2008;

•	100,000 options exercisable at $0.162 per share, expiring April 21, 2008;

•	100,000 options exercisable at $0.174 per share, expiring May 2, 2008;

•	100,000 options exercisable at $0.10 per share expiring May 10, 2008;

•	1,000,000 options exercisable at $0.10 per share expiring June 1, 2008;

•	500,000 options exercisable at $0.10 per share expiring June 7, 2008;

•	80,000 options exercisable at $0.105 expiring July 11, 2008;

•	11,062 options exercisable at $0.10 per share expiring September 10, 2009;

•	2,275,297 options exercisable at $0.03 per share expiring September 10, 2009;

•	312,000 options exercisable at $0.10 per share expiring November 28, 2009;

•	312,000 options exercisable at $0.10 per share expiring November 28, 2009;

•	3,983,958 options exercisable at $0.03 per share expiring February 8, 2010; and

•	6,741,626 options exercisable at $0.03 per share expiring March 3, 2011.

WARRANTS

In connection with a securities purchase agreement, as amended, we agreed to issue Cornell warrants to purchase an aggregate of 56,397,000 shares of our common stock, exercisable for a period of five years; including warrants to purchase 17,857,000 shares at an exercise price of $0.05, warrants to purchase 15,625,000 shares at an exercise price of $0.055, warrants to purchase 12,500,000 shares at an exercise price of $0.065 and warrants to purchase 10,415,000 shares at an exercise price of $0.08. All of the warrants were issued upon closing. We have the option to force the holder to exercise the warrants, as long as the shares underlying the warrants are registered pursuant to an effective registration statement, if the closing bid price of our common stock trades above certain levels. In the event that the closing bid price of our common stock is greater than or equal to $0.10 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.05 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.11 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.055 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.13 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.065 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.16 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.08 warrants.  We will not receive any compensation for the issuance of the warrants, however, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. However, the selling stockholder is entitled to exercise the warrants on a cashless basis if, after 90 days after filing of this registration statement, the shares of common stock underlying the warrants are not registered for resale pursuant to an effective registration statement or are eligible to be sold under Rule 144(k). In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants.

Other outstanding warrants are as follows, 200,000 shares exercisable at $0.20 per share expiring February 15, 2007; 72,222 shares exercisable at $0.15 per share expiring July 24, 2007; 2,106,736 shares exercisable at $1.00 per share expiring August 2, 2007; 144,000 shares exercisable at $0.10 per share expiring August 16, 2007; 2,000,000 shares exercisable at $0.12 per share expiring August 17, 2007; 250,000 shares exercisable at $0.15 per share expiring October 4, 2007; 250,000 shares exercisable at $0.07 per share expiring November 19, 2007; 600,000 shares exercisable at $0.10 per share expiring February 9, 2008; 150,000 shares exercisable at $0.12 per share expiring April 1, 2008; 500,000 shares exercisable at $0.12 per share expiring August 11, 2008; 2,200,000 shares exercisable at $0.175 per share expiring November 6, 2008; 20,000 shares exercisable at $0.07 per share expiring January 6, 2009; 1,500,000 shares exercisable at $0.033 per share expiring May 10, 2009; 5,850,000 shares exercisable at $0.07 per share expiring June 30, 2009; 667,180 shares exercisable at $0.105 per share expiring August 26, 2010; 625,000 shares exercisable at $0.18 per share expiring September 16, 2010; 6,333,3333 shares exercisable at $0.03 per share expiring March 31, 2011.

CONVERTIBLE SECURITIES

Cornell Capital Partners L.P.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on May 17, 2006, and amended on September 15, 2006, for the sale of $2,000,000 in secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $2,000,000 as follows:

•   $750,000 was disbursed on May 17, 2006;

•    $150,000 was disbursed on September 15, 2006;

•    $600,000 was disbursed on October 23, 2006; and

•    $500,000 will be disbursed upon the effectiveness of the registration statement registering the shares of common stock underlying the secured convertible debentures and warrants.

Accordingly, we have received a total of $1,500,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 10%, mature three years from the date of issuance, and are convertible into our common stock, at the investor's option, at the lower of (i) $0.0662 or (ii) 95% of the lowest daily volume weighted average price of our common stock, as quoted by Bloomberg, LP, during the 30 trading days immediately preceding the date of conversion. Accordingly, there is no limit on the number of shares into which the secured convertible debentures may be converted. As of October 27, 2006, the lowest intraday trading price for our common stock during the preceding 30 trading days as quoted by Bloomberg, LP was $0.03 and, therefore, the conversion price for the secured convertible debentures was $0.0285. Based on this conversion price, the $2,000,000 in secured convertible debentures, excluding interest, were convertible into 70,175,439 shares of our common stock. The conversion price of the secured convertible debentures will be adjusted in the following circumstances:

•
If we pay a stock dividend, engage in a stock split, reclassify our shares of common stock or engage in a similar transaction, the conversion price of the secured convertible debentures will be adjusted proportionately;

•
If we issue rights, options or warrants to all holders of our common stock (and not to Cornell Capital) entitling them to subscribe for or purchase shares of common stock at a price per share less than $0.0662 per share, other than issuances specifically permitted be the securities purchase agreement, then the conversion price of the secured convertible debentures will be adjusted on a weighted-average basis;

•
If we issue shares, other than issuances specifically permitted be the securities purchase agreement, of our common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of our common stock, at a price per share less than $0.0662 per share, then the conversion price will be adjusted to such lower price on a full-ratchet basis;

•
If we distribute to all holders of our common stock (and not to Cornell Capital) evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any security, then the conversion price of the secured convertible debenture will be adjusted based upon the value of the distribution as a percentage of the market value of our common stock on the record date for such distribution;

•
If we reclassify our common stock or engage in a compulsory share exchange pursuant to which our common stock is converted into other securities, cash or property, Cornell Capital will have the option to either (i) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (ii) demand that we prepay the secured convertible debentures; and

•
If we engage in a merger, consolidation or sale of more than one-half of our assets, then Cornell Capital will have the right to (i) demand that we prepay the secured convertible debentures, (ii) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (iii) in the case of a merger or consolidation, require the surviving entity to issue to a convertible debenture with similar terms.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date if the closing bid price of our common stock, is less than $0.0662 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

In connection with the securities purchase agreement, we also entered into a registration rights agreement providing for the filing, by September 29, 2006, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 90 days after September 29, 2006 and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) May 17, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the registration statement no later than September 29, 2006, or if the registration statement is not declared effective by December 29, 2006, we are required pay to Cornell Capital, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

The investor has contractually agreed to restrict its ability to convert the debentures or exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock.

Golden Gate Investors, Inc.

We entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. in August 2004 for the sale of (i) $300,000 in convertible debentures and (ii) warrants to buy 3,000,000 shares of our common stock.

The investors provided us with an aggregate of $300,000 as follows:

•	$175,000 was disbursed to us on August 4, 2004; and

•	$125,000 was disbursed to us on February 4, 2005.

The debentures bear interest at 5 ¾%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the conversion price multiplied by ten times the dollar amount of the debenture. The conversion price for the convertible debenture is the lesser of (i) $0.50 or (ii) eighty percent of the of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. If the volume weighted average price is below $0.10 on a conversion date, we have the right to pre-pay the amount of the debenture the holder elects to convert, plus accrued and unpaid interest, at 125% of such amount; however, if we elect to pre-pay in this situation, the debenture holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.10 at any point during a month, the holder is not obligated to convert any portion of the debenture during that month. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 3,000,000 shares of common stock at an exercise price of $1.00 per share.

Golden Gate Investors has contractually committed to convert not less than 5% of the original face value of the debenture monthly beginning the month after the effective date of the Registration Statement. Golden Gate Investors is required to exercise warrants concurrently with the exercise of a conversion notice under the debenture and is committed to exercise at least 5% of the warrants per month after the effective date of the Registration Statement. In the event that Golden Gate Investors breaches the minimum restriction on the debenture and warrant, Golden Gate will not be entitled to collect interest on the debenture for that month. If Golden Gate submits a conversion notice and the volume weighted average price is less then $.10 per share, then we will be entitled to prepay the portion of the debenture that is being converted at 125% of such amount. If we elect to prepay, then Golden Gate may withdraw its conversion notice.

Golden Gate has further contractually agreed to restrict its ability to convert the debenture or exercise their warrants and receive shares of our common stock such that the number of shares held by the Holder and its affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of our common stock.

Other

We raised capital through the issuance of a convertible note for $50,500 issued on May 10, 2006.  The note bears interest at the rate of 10% per annum.  All principal and interest shall be due and payable at the earlier of occurrence of Company's first round of financing (whether debt or equity) after May 31, 2006 involving the receipts of at least $200,000 or more, or on November 10, 2006. The note holder will receive such number of fully paid and non assessable  common stock as shall equal the  outstanding  amount of principal  and interest due under this note being  converted,  divided by 80% of the price per share at which the  Company  next sells the  shares of its common stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws, as amended, provide to the fullest extent permitted by California law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our By-laws, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our By-laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and it cannot assure you that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. If a selling stockholder is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, a selling stockholder can only cover its short position with the securities it receives from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

Cornell Capital Partners, LP nor its affiliates has or has had within the past three years, any material relationship with us or any of our predecessors or affiliates.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholder exercises the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, the selling stockholders will not continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming it sells all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Debentures and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering**		Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)

Cornell Capital Partners, LP (3)	126,572,439	45.49%	Up to 247,236,695 shares of common stock	7,967,391	(1)	4.99%	—	—

* This column represents an estimated number based on a conversion prices as of a recent date of October 27, 2006 of $0.0285 divided into the principal amount of the secured convertible debentures.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholder can own upon conversion of its secured convertible debentures and upon exercise of its warrants without regard to its contractual commitment not to own more than 4.99% of our common stock at any one time.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible debentures, if the secured convertible debentures had actually been converted on October 27, 2006, the secured convertible debentures would have had a conversion price of $0.0285. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible debentures by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholder has contractually agreed to restrict its ability to convert the secured convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by it in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible debentures, convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes that all securities registered will be sold.

(3) All investment decisions of Cornell Capital Partners, LP are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Kabani & Company, Inc., independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at June 30, 2006 and 2005 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Quintek Technologies, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

We maintain a website at www.quintek.com. The information contained on that website is not deemed to be a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

QUINTEK TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Quintek Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Quintek Technologies, Inc. and subsidiary (a California Corporation) as of June 30, 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years ended June 30, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quintek Technologies, Inc. and subsidiary as of June 30, 2006 and the results of its operations and its cash flows for the years ended June 30, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 21 to the consolidated financial statements, the Company’s significant operating losses and insufficient capital raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 21. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KABANI & COMPANY, INC.

KABANI & COMPANY, INC.

Los Angeles, California
September 15, 2006

QUINTEK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
June 30 2006

ASSETS
Current assets
Cash and cash equivalents	$410,007
Accounts receivable, net of allowance for doubtful accounts of $370	227,621

Total current assets	637,628

Property and equipment, net	448,197

Other assets
Deposits	108,935
Other assets	222,614

Total other assets	331,549

Total Assets	$1,417,374

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses	$990,737
Factoring payable	136,722
Payroll and payroll taxes payable	181,565
Payroll taxes assumed in merger	96,661
Advances from lenders	36,736
Loans payable	326,681
Notes payable	62,590
Convertible bonds	62,495
Convertible debentures	210,674
Convertible notes	50,500
Deferred revenue	8,421
Dividend payable	32,633

Total current liabilities	2,196,415

Long-term debt	28,741

Stockholders' deficit
Preferred stock, convertible, no par value, 50,000,000 shares authorized,
3,154,750 shares issued and outstanding	681,605
Common stock, $0.01 par value, 200,000,000 shares authorized,
148,170,604 shares issued and outstanding	1,481,706
Additional paid-in capital	31,349,818
Shares to be issued	156,750
Stock subscription receivable	(776,250)
Prepaid consulting	(113,455)
Unrealized loss on marketable securities	(90,859)
Investments held in escrow	(40,002)
Accumulated deficit	(33,457,095)
Total stockholders' deficit	(807,782)

Total liabilities and stockholders' deficit	$1,417,374

The accompanying notes are an integral part of these financial statements

QUINTEK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended June 30
	2006	2005

Net revenue	$2,307,402	$1,547,923

Cost of revenue	1,522,814	1,070,001
Gross margin	784,588	477,922

Operating expenses:
Selling, general and administrative	3,832,925	2,200,476
Permanent decline on value of marketable securities	—	2,338,321
Stock-based compensation	485,456	41,000
Stock-based consulting fee	1,026,518	1,402,517
Total operating expenses	5,344,899	5,982,314
Loss from operations	(4,560,311)	(5,504,392)

Non-operating income (expense):
Realized gain on investment	113,700	—
Other income	15,810	6,961
Loss on conversion of debt	—	(594,892)
Uncollectible from employees	(10,989)	104,051
Beneficial conversion feature	(110,924)	(317,021)
Change in Fair Value of Warrants	2,171,921	—
Interest Income	7,557	11,109
Interest expense	(571,674)	(1,122,703)
Total non-operating income (expense)	1,615,401	(1,912,495)

Loss before provision for income taxes	(2,944,910)	(7,416,887)

Provision for income taxes	800	800
Net loss	(2,945,710)	(7,417,687)

Dividend requirement for preferred stock	16,057	16,575
Net loss applicable to common shareholders	(2,961,767)	(7,434,262)

Other comprehensive (loss)/gain:
Reclassification adjustment	(4,080)	—
Unrealized gain for the period	9,317	—
Comprehensive loss	$(2,956,530)	$(7,434,262)

Basic and diluted net loss per share	$(0.02)	$(0.10)

Basic and diluted net loss per share for dividend
for preferred stock	$0.00	$0.00

Basic and diluted net loss per share applicable to
common shareholders	$(0.02)	$(0.10)

Basic and diluted weighted average
shares outstanding	125,051,937	77,455,774

Weighted average number of dilutive shares has not been taken since the effect of dilutive securities is anti dilutive.

The accompanying notes are an integral part of these financial statements

QUINTEK TECHNOLOGIES, INC. AND SUBSIDIARY
STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED JUNE 30, 2006 AND 2005

	Preferred Stock		Common Stock
	Number of		Number of		Additional
	Shares	Amount	Shares	Amount	Paid in Capital

Balance at June 30, 2004	—	$—	48,749,994	$487,500	20,475,680

Issuance of shares for cash	—	—	2,750,000	27,500	196,000

Issuance of shares for debt settlement	1,027,602	280,262	12,132,736	121,327	578,679

Conversion of preferred stocks	(1,345,184)	(696,315)	3,624,320	36,243	660,072

Issuance of shares for services	2,342,000	367,400	3,894,560	38,946	510,731

Issuance of shares for conversion of bond	1,372,332	760,658	7,426,098	74,260	225,240

Issuance of shares for purchase of investment	—	—	14,000,000	140,000	2,520,000

Shares to be issued for services	—	—	—	—	—

Shares issued for services	40,000	40,000	—	—	—

Common stock options granted	—	—	—	—	1,676,375

Issuance of shares upon exercise of warrants	—	—	5,902,824	59,028	720,940

Amortization of warrants granted	—	—	—	—	2,950

Investment held in escrow	—	—	—	—	—

Unrealized loss on investment	—	—	—	—	—

Beneficial conversion feature	—	—	—	—	427,948

Preferred dividends	—	—	—	—	—

Net loss for the year ended June 30, 2005	—	—	—	—	—

Balance at June 30, 2005	3,436,750	$752,005	98,480,532	$984,805	$27,994,614

Issuance of shares for cash	—	—	8,666,666	86,667	178,333

Issuance of shares for debt settlement	—	—	—	—	—

Conversion of preferred stocks	(282,000)	(70,400)	410,000	4,100	66,300

Issuance of shares for services	—	—	13,647,498	136,475	957,377

Issuance of shares for conversion of debenture	—	—	9,529,866	95,299	(49,408)

Issuance of shares for purchase of investment	—	—	—	—	—

Issuance of shares before cash receipt	—	—	16,500,000	165,000	611,250

Shares to be issued for services	—	—	—	—	—

Shares to be issued for conversion and sales	—	—	—	—	—

Common stock options granted to employees	—	—	—	—	485,456

Warrants granted for services	—	—	—	—	619,547

Issuance of shares upon exercise of warrants	—	—	936,042	9,360	483,304

Amortization of warrants expense	—	—	—	—	3,045

Investment held in escrow	—	—	—	—	—

Unrealized loss on investment	—	—	—	—	—

Beneficial conversion feature	—	—	—	—	—

Preferred dividends	—	—	—	—	—

Net loss for the year ended Jun 30, 2006	—	—	—	—	—

Balance at June 30, 2006	3,154,750	$681,605	148,170,604	$1,481,706	$31,349,818

	Shares to be Issued	Prepaid Consulting Fees	Investment in Escrow	Stock Subscription	Accumulated Deficit	Other Comprehensive Loss	Total Stockholders' Deficit

Balance at June 30, 2004	$40,000	$(35,798)	$—	—	(23,061,065)	—	$(2,093,683)

Issuance of shares for cash	—	—	—	—	—	—	223,500

Issuance of shares for debt settlement	—	—	—	—	—	—	980,269

Conversion of preferred stocks	—	—	—	—	—	—	—

Issuance of shares for services	—	—	—	—	—	—	917,077

Issuance of shares for conversion of bond	—	—	—	—	—	—	1,060,159

Issuance of shares for purchase of investment	—	—	—	—	—	—	2,660,000

Shares to be issued for services	8,000	—	—	—	—	—	8,000

Shares issued for services	(40,000)	—	—	—	—	—	—

Common stock options granted	—	—	—	—	—	—	1,676,375

Issuance of shares upon exercise of warrants	—	—	—	—	—	—	779,968

Amortization of warrants granted	—	32,678	—	—	—	—	35,628

Investment held in escrow	—	—	(126,567)	—	—	—	(126,567)

Unrealized loss on investment	—	—	—	—	—	(8,374)	(8,374)

Beneficial conversion feature	—	—	—	—	—	—	427,948

Preferred dividends	—	—	—	—	(16,576)	—	(16,576)

Net loss for the year ended June 30, 2005	—	—	—	—	(7,417,687)	—	(7,417,687)

Balance at June 30, 2005	$8,000	$(3,120)	$(126,567)	—	(30,495,328)	$(8,374)	$(893,965)

Issuance of shares for cash	—	—	—	—	—	—	265,000

Issuance of shares for debt settlement	—	—	—	—	—	—	—

Conversion of preferred stocks	—	—	—	—	—	—	—

Issuance of shares for services	—	(110,335)	—	—	—	—	983,517

Issuance of shares for conversion of debenture	—	—	—	—	—	—	45,891

Issuance of shares for purchase of investment	—	—	—	—	—	—	—

Issuance of shares before cash receipt	—	—	—	(776,250)	—	—	—

Shares to be issued for services	(8,000)	—	—	—	—	—	(8,000)

Shares to be issued for conversion and sales	156,750	—	—	—	—	—	156,750

Common stock options granted to employees	—	—	—	—	—	—	485,456

Warrants granted for services	—	—	—	—	—	—	619,547

Issuance of shares upon exercise of warrants	—	—	—	—	—	—	492,664

Amortization of warrants expense	—	—	—	—	—	—	3,045

Investment held in escrow	—	—	86,565	—	—	—	86,565

Unrealized loss on investment	—	—	—	—	—	(82,485)	(82,485)

Beneficial conversion feature	—	—	—	—	—	—	—

Preferred dividends	—	—	—	—	(16,057)	—	(16,057)

Net loss for the year ended June 30, 2006	—	—	—	—	(2,945,710)	—	(2,945,710)

Balance at June 30, 2006	$156,750	$(113,455)	$(40,002)	$(776,250)	(33,457,095)	$(90,859)	$(807,782)

The accompanying notes are an integral part of these financial statements

QUINTEK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the years ended June 30
	2006	2005

OPERATING ACTIVITIES
Net loss	$(2,945,710)	$(7,417,687)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	173,379	130,666
Inventory write-off	—	(6,758)
Discount on factor	12,091	—
Expenses paid by a note payable	13,564	—
Issuance of shares for consulting services	983,517	918,129
Loss on conversion of debt	—	594,892
Shares to be issued for compensation	—	8,000
Permanent decline on value of marketable securities	—	2,338,321
Bad Debts	370	—
Uncollectible from employees	10,989	—
Gain on the sale of the investment	(113,700)	—
Change in Fair value of Warrants	(2,171,921)	—
Beneficial conversion feature expense	110,924	317,021
Amortization of the Unamortized discount	109,214	—
Finance Expense	1,185,904	—
Stock options granted	485,456	1,636,652
Warrants granted for services	619,547	—
Commission paid out of investments	—	66,500
Note Conversion Expense	104,674	—
Gain on legal settlement	(7,827)	—
Changes in current assets and liabilities:
(Increase) decrease in accounts receivable	87,657	(286,542)
(Increase) decrease in inventory	—	6,758
(Increase) decrease in other current assets	—	6
(Increase) in prepaid expenses	5,562	(300)
(Increase) in deposits	643	(101,162)
(Decrease) in accounts payable	163,508	424,494
(Decrease) in payroll taxes payables	(20,090)	14,517
(Decrease) in deferred revenue	(16,656)	(61,963)
Net cash used in operating activities	(1,208,903)	(1,418,456)

INVESTING ACTIVITIES
Purchase of equipment	(36,146)	(175,764)
(Increase) decrease in restricted cash	260,087	(252,625)
Proceeds from sale of marketable securities	233,938	—
Net cash provided by/ (used in) investing activies	457,879	(428,389)

FINANCING ACTIVITIES
Payments on factoring payable	(466,160)	(135,586)
Proceeds from factor	364,326	229,292
Payments on leases	(128,540)	(48,260)
Proceeds from issuance of debentures	750,000	300,000
Proceeds from convertible bonds	—	250,000
Proceeds from convertible notes	50,500	200,000
Cash received for shares to be issued	151,750	—
Proceeds from sale of stocks	265,000	—
Prepayments for warrants to be issued for note conversion	125,000	295,000
Proceeds from issuance of common stock upon exercise of warrants	59,400	1,003,468
Payments of notes payable	(22,914)	(250,000)
Net cash provided by financing activities	1,148,361	1,843,914

Net increase (decrease) in cash and cash equivalents	397,338	(2,931)
Cash and cash equivalents, beginning balance	12,669	15,600
Cash and cash equivalents, ending balance	$410,007	$12,669

The accompanying notes are an integral part of these financial statements

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS

The Company was originally incorporated under the laws of the State of California on April 16, 1993, as Quintek Electronics, Inc. On January 14, 1999, the Company merged with Pacific Diagnostic Technologies, Inc. in a business combination accounted for as a purchase. The acquisition took place under a plan of reorganization. Quintek Electronics, Inc. ("QEI") became public when it was acquired by Pacific Diagnostic Technologies, Inc. ("PDX") through a reverse merger and Chapter 11 Plan of Reorganization. Under the plan, all assets of QEI were sold to PDX, all PDX management resigned once the Plan was confirmed, and QEI's management and operating plan were adopted by the new operating entity. Shortly after the confirmation of the plan, the name of the reorganized debtor was changed to Quintek Technologies, Inc. ("QTI"). QTI assumed the assets, liabilities, technology and public position of both QEI and PDX.

On February 24, 2000, the Company acquired all of the outstanding common stock of Juniper Acquisition Corporation ("Juniper"). For accounting purposes, the acquisition was treated as a capitalization of the Company with the Company as the acquirer (reverse acquisition).

On May 5, 2005, the Company formed Sapphire Consulting Services to focus its efforts on the Supply Chain Services market. Sapphire provides back office services and solutions to improve efficiencies within organizations. The Company accomplishes this through out-sourcing/in-sourcing services, consulting services and solution sales.

Quintek provides business process outsourcing services to Fortune 500, Russell 2000 companies and public sector organizations. The Company’s business process includes outsourcing services range from consulting, digitizing, indexing, and uploading of source documents through simple customer-specific, rules-based decision making. .

Since 1991, the Company’s primary business focus and source of revenue was sales of hardware, software and service related to a patented, chemical-free desktop microfilm printer used for printing aperture cars directly from electronic files used for document management and archival storage. The patents on this technology were set to begin expiring in 2007. In November of 2005, the Company entered into a purchase agreement wherein all rights, title, and interest in assets, equipment, and inventory relating to the chemical-free desktop microfilm printer for aperture cards were sold to an interest party. The Company’s continuing focus is on BPO document management services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $370 as at June 30, 2006.

Inventories

Inventories are valued at the lower of cost (determined on FIFO, first-in, first-out) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to there market value, if lower.

Equity Method of Accounting for Investments

Investments in companies in which the Company has a 20% to 50% interest or has significant influence over the operating and financial policies of the investee, are carried at cost, adjusted for the Company's proportionate share of undistributed earnings or losses.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line over the estimated useful lives (3-7 years) of the assets.

Intangible Assets

Intangible assets consist of patents and purchased proprietary processes and are being amortized using straight-line method over their remaining useful lives of four years. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill after July 1, 2002 is being evaluated in accordance with SFAS No. 142. The SFAS No. 142 is applicable to the financial statements of the Company beginning July 1, 2002.

Long-lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

Accounts Payable & Accrued Expenses

Accounts payable and accrued expenses consist of the following as of June 30, 2006:

Accounts payable	$510,014
Accrued interest	321,070
Accrued legal fees	38,250
Other accrued expenses	121,403
$990,737

Software Development Costs

The Company has adopted Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs. Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred. Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life.

The Company makes on-going evaluations of the recoverability of its capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value.

Research and Development

Expenditures for software development costs and research are expensed as incurred. The amounts charged to operations for the years ended June 30, 2006 and 2005 were $0 and $866, respectively.

Income Taxes

Deferred taxes are provided for on a liability method for temporary differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. For the year ended June 30, 2006, such differences were insignificant.

Stock Based Compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

As a result of adopting SFAS No. 123R, the Company recognized $485,456 in share-based compensation expense for the six months ended June 30, 2006. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Revenue Recognition

Revenue is recognized when earned. The Company recognizes its revenue in accordance with the Securities and Exchange Commissions (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) and The American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended as amended by SOP 98-4 and SOP 98-9.

Issuance of Shares for Services

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. After adoption, the Company is required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate.

Reporting Segments

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superseded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. Currently, SFAS 131 has no effect on the Company's consolidated financial statements as substantially all of the Company's operations are conducted in one industry segment.

Reclassifications

Certain comparative amounts have been reclassified to conform with the current year's presentation.

Recent Pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management is still in the process of determining the effect of the statements on the consolidated financial statements.

3. RESTRICTED CASH

The Company entered into a consulting agreement with General Motors Acceptance Corporation under which it is required to provide at its own cost a performance bond. Such bond shall be solely for the protection of its client GMAC. The initial bond was drafted in the amount of $250,000 and will cover a period of twelve (12) months starting October 1, 2004 and renews annually. On June 1, 2006, GMAC issued a Performance Bond Release Letter releasing the Company from the requirement and obligation to maintain this performance bond.

The Company reclassified $260,087 of restricted cash as cash and cash equivalents in the accompanying balance sheet as of June 30, 2006.

4. PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2006, consists of the following:

Computer and office equipment	$817,158
Other depreciable assets	102,881
Furniture and fixture	40,653
960,692
Accumulated depreciation	(512,495)
$448,197

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

5. EMPLOYEE RECEIVABLES

Notes receivable from employees, unsecured, due on June 30, 2019, interest at 4% per annum	$260,854
Interest receivable in connection with the above employee receivables	38,592
299,446

Valuation allowance	(299,446)
$—

6. OTHER ASSETS

Subscription Receivable	$58,349
Allowance on Subscription Receivable	(57,466)
Warrant Asset	221,731
$222,614

7. NOTE PAYABLE

On April 10, 2006, the Company executed a note payable to a third party for $62,590. The term of the note was for a period of six months bearing an annual interest at 11.5%. The note carries a repayment provision wherein the Company will repay the third party from proceeds in the event of funding capital totaling a cumulative amount of one million dollars is received.

8. FACTORING PAYABLE

The Company entered into an agreement with a factoring company ("the Factor") to factor purchase orders with recourse. The Factor funds 97% or 90% based upon the status of the purchase order. The Factor agreed to purchase up to $4,800,000 of qualified purchase orders over the term of the agreement; however, the Factor does not have to purchase more than $200,000 in any given month. The term of the agreement term was from June 2, 2003 to June 2, 2005. The Company agreed to pay a late fee of 3% for payments not made within 30 days and 5% for those not made in 60 days. At the option of the Factor, the late fees may be paid with Company stock. If paid by Company stock, the stock bid price will be discounted 50% in computing the shares to be issued in payment of the late fee.

Pursuant to the terms of the factor agreement, the Factor is entitled to receive two (2) bonus warrants for each dollar of purchase orders purchased. The bonus warrants will be exercisable at the average closing price of the Company's common stock for the 90 days prior to the purchase order transactions they represent or a 50% discount to the closing price of the Company's stock at the time exercised at the option of the Factor. The warrants are exercisable over a five year period. The Company has recorded $70,259 as interest expense in regard to these bonus warrants for the twelve months ended June 30, 2006. The Company has not issued any bonus warrants during the twelve months ending June 30, 2006.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

There were no purchases of purchase orders during the twelve months ended June 30, 2006. At June 30, 2006, the Company had a factoring payable balance of $116,722 associated with this factor. The Company has accrued $107,344 for interest for late payments of this factor payable as of June 30, 2006.

During the twelve months ended June 30, 2006, the Company entered into an agreement to factor $465,945 of qualified invoices for a cash remittance of $364,326. As of June 30, 2006, the Company had no payable associated with this factor. The Company recorded $12,091 as interest expense in regard to this factor in the accompanying financial statements as of June 30, 2006.

At June 30, 2006, the Company had a factoring balance associated with two individual factors of $20,000. The Company has accrued $11,803 for interest of these factoring payables as of June 30, 2006.

9. PAYROLL TAXES-ASSUMED IN MERGER

The Company assumed $205,618 of payroll tax liabilities in the merger with Pacific Diagnostic Technologies, Inc. The balance was $96,661 at June 30, 2006. The Company is delinquent on payments of these payroll tax liabilities.

10. LOANS PAYABLE

Leases payable, interest at 7.9% to 20%, due various dates in 2005 to 2008 ( the company is in default for these loans)	$268,972
Lease payable, interest at 17.8%, due in 2007	17,083
Note payable, interest at 5.75%, due July 30, 2006
(the company is in default and default interest is 12%)	13,564
Notes payable, interest at 8%, due 2006 (the company is in default of these notes)	27,061
$326,681

11. ADVANCES FROM LENDER

On August 2, 2004 the Company signed a convertible debenture agreement with an accredited investor whereby the Company received an advance of $905,000 for prepayment of warrants to be exercised. The agreement expires on August 2, 2006. The accredited investor has exercised 868,264 warrants into common shares valued at $868,264 as of the twelve month period ended June 30, 2006. The remaining $36,736 is recorded as an advance from lender in the accompanying financial statements as of June 30, 2006.

12. CONVERTIBLE BONDS

Bonds payable with interest at 9%, due on October 2001 convertible to shares of common stock in increments of $1,000 or more	$21,354

Bonds payable with interest at 12%, due July 2001, convertible to shares of common stock in increments of $500 or more.	41,141
$62,495

The above convertible bonds have matured as of July 2001 and October 2001. The holders of the matured bonds do not wish to renew the bonds and have asked for payment; however, the Company does not have the cash to repay these bonds. The Company has recorded the $62,495 as convertible bonds as a current liability in the accompanying financial statements as of June 30, 2006.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

13. CONVERTIBLE DEBENTURES

The Company raised $300,000 through the issuance of convertible debentures as of June 30, 2005. The term of the convertible debentures are as follows: pursuant to the terms of conversion, debenture in the amount of $300,000 pays interest at 5 ¾% interest and includes 3,000,000 warrants to purchase common stock for a period of three years at the exercise price of $1.00. The “Conversion Price shall be equal to the lesser of (i) $0.50, or (ii) 75% of the average of the 5 lowest Volume Weighted Average Prices during the 20 trading days prior to Holder’s election to convert, or (iii) 75% of the Volume Weighted Average Price on the trading day prior to the Holders election to convert market price of the Company’s common stock prior to conversion. Upon conversion of the debenture, the holder is obligated to simultaneously exercise the $1.00 warrants providing added funding to the Company. The warrant must be exercised concurrently with the conversion of this debenture in an amount equal to ten times the dollar amount of the Debenture conversion. Upon execution of the securities purchase agreement, $225,000 of the purchase price was due and paid to the Company. The remaining $75,000 was paid to the Company on February 7, 2005 upon effectiveness of the Securities and Exchange Commission’s Registration Statement. As of June 30, 2006, the Holder of the debenture converted $89,326 of the debenture amount into 14,555,964 common shares of the Company and exercised 893,264 warrants.

The Company allocated the proceeds from the debenture between the warrant and the debt based on relative fair value of the warrant and the debt. The value of the warrant was calculated using the Black-Scholes model using the following assumptions: Discount rate of 3.4%, volatility of 100% and expected term of one year. The amount allocated to the warrant is being amortized over the term of the debt. The Company calculated a beneficial conversion feature of $279, 652. The Company amortized the beneficial conversion feature in accordance with the conversion terms of the note. At June 30, 2006, the convertible debenture of $210,674 is presented in the accompanying financial statements with the unamortized beneficial conversion feature and unamortized discount fully amortized.

On May 19, 2006, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, LP (“Cornell”). The Company entered into a convertible debenture with a total commitment value of $2,000,000 of which $750,000 was raised during the year ended June 30, 2006. The term of the convertible debenture is for 36 months from the date of issuance. The conversion price in effect on any Conversion Date shall be, at the sole option of the Holder, equal to either (a) $0.0662 (the “Fixed Conversion Price”) or (b) ninety five percent (95%) of the lowest Volume Weighted Average Price of the Common Stock during the thirty (30) trading days immediately preceding the Conversion Date as quoted by Bloomberg, LP (the “Market Conversion Price”). The Investor shall not be able to convert the debentures into an amount that would result in the Investor beneficially owning in excess of 4.99% of the outstanding shares of common stock of the Company. Pursuant to the terms of debenture, the debenture bears interest at 10% interest per year and includes 17,857,143 warrants to purchase common stock at an exercise price of $0.07, 15,625,000 warrants to purchase common stock at an exercise price of $0.08, 12,500,000 warrants to purchase common stock at an exercise price of $0.10, and 10,416,666 warrants to purchase common stock at an exercise price of $0.12, all warrants are for a term of five years. The exercise of the attached warrants is at the sole option of the Holder. Upon execution of the securities purchase agreement, $750,000 of the purchase price was due and paid to the Company on May 19, 2006. An additional $750,000 will be disbursed to the Company immediately prior to the filing of the Securities and Exchange Commission’s Registration Statement and the final $500,000 will be disbursed upon effectiveness of the Securities and Exchange Commission’s Registration Statement. As of June 30, 2006, convertible debenture of $28,741, net of unamortized discount, is presented in the accompanying financial statements.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

Per EITF 00-19, paragraph 4, these convertible debentures do not meet the definition of a “conventional convertible debt instrument” since the debt is not convertible into a fixed number of shares. The debt can be converted into common stock at a conversions price that is a percentage of the market price; therefore the number of shares that could be required to be delivered upon “net-share settlement” is essentially indeterminate. Therefore, the convertible debenture is considered “non-conventional,” which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability. This beneficial conversion liability has been calculated to be NIL at June 30, 2006. In addition, since the convertible debenture is convertible into an indeterminate number of shares of common stock, it is assumed that the Company could never have enough authorized and unissued shares to settle the conversion of the warrants into common stock. Therefore, the warrants issued in connection with this transaction have been reported as an asset at June 30, 2006 in the accompanying balance sheet with a fair value of $221,731. The value of the warrant was calculated using the Black-Scholes model using the following assumptions: Discount rate of 3.93%, volatility of 100% and expected term of five year. The fair value of the beneficial conversion feature and the warrant liability will be adjusted to fair value each balance sheet date with the change being shown as a component of net income.

The fair value of the beneficial conversion feature and the warrants at the inception of these convertible debentures were $NIL and $1,935,904, respectively. $750,000 of the discounts has been recorded as a discount to the convertible debentures which will be amortized over the term of the debentures and the excess of $1,185,904 has been shown as financing costs in the accompanying statement of operations.

14. CONVERTIBLE NOTES

The Company raised capital through the issuance of a convertible note for $500,000 issued during the year ending June 30, 2004. The note plus any accrued interest is convertible to the Company Common Stocks at $0.06 but limited to 10% of the outstanding shares at the time of conversion. Additionally, the holder will receive one bonus warrant for each conversion share. Each bonus warrant will be exercisable for a period of 5 years from the date of issuance into one share of Common Stock at a price of $0.03 per share. During the year ended June 30, 2005, the Company became obligated to issue 6,804,164 bonus warrants to the debt holders upon conversion of $408,250 of the note. The Company recorded additional interest of $938,431 representing the fair value of warrants issued at the year ending June 30, 2005. During the year ended June 30, 2006, the Company became obligated to issue 1,529,169 bonus warrants to the debt holder upon conversion of the balance of the note of $91,750 on June 23, 2006. The Company recorded additional expense of $61,912 for issuance these warrants for the twelve months ended June 30, 2006.

The fair value of the warrants was calculated using the Black- Scholes model using the following assumptions:

Volatility of 100%, discount rate of 3.93% and estimated life of 5 years.

The total accrued interest recorded on this convertible note as of June 30, 2006 amounted to $61,258.

The Company raised capital through the issuance of a convertible note for $50,500 issued on May 10, 2006. The note bears interest at the rate of 10% per annum compounded annually. All principal and interest shall be due and payable at the earlier of occurrence of Company’s first round of financing (whether debt or equity) after May 31, 2006 involving the receipts of at least $200,000 or more, or on November 10, 2006. The note holder will receive such number of fully paid and non assessable common stock as shall equal the outstanding amount of principal and interest due under this note being converted, divided by 80% of the price per share at which the Company next sells the shares of its common stock.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

15. STOCKHOLDERS' DEFICIT

a.	Common Stock and Warrants

The Company has authorized 200 million shares of common stock with a par value of $0.01 per share. Each share entitles the holder to one vote. There are no dividend or liquidation preferences, participation rights, call prices or rates, sinking fund requirements, or unusual voting rights associated with these shares.

During the year ended June 30, 2006, the Company issued 477,778 common shares upon exercise of warrants and received cash amounting to $34,400; 11,597,498 common shares to consultants for services to be rendered valued at $945,852 recorded as unamortized consulting of which $832,397 of the unamortized consulting had been amortized and recognized as an expense; 50,000 common shares to a consultant for services rendered valued at $8,000 previously recorded as shares to be issued in June 30, 2005; 8,666,666 common shares to accredited investors for a stock sales and collected $265,000 in cash; 16,500,000 common shares issued to an accredited investor for sale of stock valued at $776,250 pending receipt of cash recorded as stock subscription receivable; 9,529,866 common shares pursuant to conversion of debentures and exercise of warrants to the escrow agent; $45,826 of debentures were converted into 9,529,866 common shares and exercises of warrants to purchase 458,264 common shares at an exercise price of $1 per share; 250,000 common shares for conversion of Series A Preferred stock valued at $40,000; 160,000 common shares for conversion of Series B Preferred stock valued at $30,400; 2,000,000 common shares valued at $140,000 pursuant to an exchange agreement for investor to remit free trading shares to a corporate consultant, and the issuance of 20,000 warrants to third parties for services rendered valued at $870. The Company granted 2,000,000 warrants valued at $88,604, to a note holder in lieu of penalty for non payment of the note payable balance amounting to $200,000

During the year ended June 30, 2006, the Company issued 1,292,180 warrants in connection with an investment banking agreement and recorded $106,672 as expense for the cost of the issuance of such warrants, 850,000 warrants to an accredited investor in lieu of invoice factoring valued at $25,775, 1,500,000 warrants pursuant to terms of a financing agreement valued at $66,634, and 3,000,000 warrants pursuant to a warrant exercise agreement valued at $132,819. An additional expense of $58,790 was recorded during the above period for 630,733 warrants to be issued pursuant to the terms of the investment banking agreement referenced above and an additional expense of $7,453 was recorded for the above period for 200,000 warrants to be issued pursuant to invoice factoring agreements. The fair value of the warrants is estimated on the grant date using the Black-Scholes Model. The following assumptions were made in estimating fair value

Annual rate of quarterly dividends	0.00%
Discount rate - Bond Equivalent Yield	3.93%
Expected life	3 years
Expected volatility	100%

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

b.Common Stock Reserved

At June 30, 2006, common stock was reserved for the following reasons:

Outstanding convertible bonds	151,918 shares

Outstanding Warrants:

Number
of
Warrants

Outstanding June 30, 2005	15,206,857
Issued during the period	70,394,322
Expired	(2,555,000)
Exercised	(2,936,042)
Outstanding June 30, 2006	80,110,137
Warrants to be issued	4,639,842
Total	84,749,979

During the year ended June 30, 2006, the Company issued 2,870,000 three-year warrants to two investors at an exercise price of $0.07 with the fair value of the warrants of $115,249 calculated using the Black Scholes option pricing model using the following assumptions: risk free interest rate of 3.4%, volatility of 100%, and dividend yield of 0%, the fair value was accounted for as interest expense and additional paid in capital.

1,500,000 three-year warrants to one investor at an exercise price of $0.033 with the fair value of the warrants of $64,409 calculated using the Black Scholes option pricing model using the following assumptions: risk free interest rate of 3.93%, volatility of 100%, and dividend yield of 0%, with the fair value accounted for as interest expense and additional paid in capital.

8,333,333 five-year warrants to one investor at an exercise price of $0.03 with the fair value of the warrants of $1,014,495 calculated using the Black Scholes option pricing model using the following assumptions: risk free interest rate of 3.4% & 3.93%, volatility of 100%, and dividend yield of 0%, with the fair value accounted for as interest expense and additional paid in capital.

1,292,180 five-year warrants to one investment banking company at exercise prices of $0.105 and $0.18 with the fair value of the warrants of $128,179 calculated using the Black Scholes option pricing model using the following assumptions: risk free interest rate of 3.4%, volatility of 100%, and dividend yield of 0% with the fair value accounted for as stock-based compensation and additional paid in capital.

56,398,809 five-year warrants to one investment banking company at exercise prices of $0.07, $0.08, $0.10 and $0.12 with the fair value of the warrants of $1,935,905 calculated using the Black Scholes option pricing model using the following assumptions: risk free interest rate of 3.93%, volatility of 100%, and dividend yield of 0% with the fair value accounted for as finance expense, unamortized discount and warrant liability.

c. Stock Option Agreements

The Company granted 16,303,943 stock options to officers and employees exercisable as of June 30, 2006 valued at $485,456.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

The number and weighted average exercise prices of options granted by the Company are as follows:

		Weighted
		Average	Aggregate
	Options	Exercise	Intrinsic
	Outstanding	Price	Value
Outstanding June 30, 2005	9,470,317	$0.93	$26,611
Granted during the year	7,233,626
Exercised	-
Expired/forfeited	(400,000)
Outstanding June 30, 2006	16,303,943	$0.045	$-

Following is a summary of the status of options outstanding at June 30, 2006:

Range of Exercise Prices	Total Options Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.01 - $0.09	13,000,881	3.35	0.024	13,000,881	0.024
$0.10 - $0.20	3,303,062	0.48	0.021	3,303,062	0.021
	16,303,943	3.83	0.045	16,303,943	0.045

2,380,000 three year options calculated using the Black Scholes option pricing model using the following assumptions

Risk-free interest rate	3.40%
Dividend yield	0%
Volatility	100%

13,611,943 five year options calculated using the Black Scholes option pricing model using the following assumptions

Risk-free interest rate	3.40%
Dividend yield	0%
Volatility	100%

312,000 three year options calculated using the Black Scholes option pricing model using the following assumptions

Risk-free interest rate	3.93%
Dividend yield	0%
Volatility	100%

For periods presented prior to the adoption of SFAS No. 123R, pro forma information regarding net income and earnings per share as required by SFAS No. 123R has been determined as if we had accounted for our employee stock options under the original provisions of SFAS No. 123. The fair value of these options was estimated using the Black-Scholes option pricing model. The pro forma expense to recognize during the six months ended December 31, 2005 (prior to the adoption of SFAS 123R) and for the year ended June 30, 2005 is as follows: ($ in thousands, except per share amounts)

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

	2006	2005
Net loss attributed to common stockholders:
As reported	$(2,946)	$(7,418)
Compensation recognized under APB 25	—	40
Compensation recognized under SFAS 123	—	(1,718)
Pro forma	$(2,946)	$(9,096)
Basic and diluted loss per common share:
As reported	$(0.02)	$(0.10)
Pro forma	$(0.02)	$(0.12)

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for options issued during the year ended June 30, 2006: risk-free interest rate of 3.7%; dividend yields of 0%; volatility factors of the expected market price of the Company’s common shares of 100%; and a weighted average expected life of the option of 3 years.

d. Stock transactions approved by the shareholders

At the annual meeting of the shareholders held June 30, 2004, the shareholders approved by a majority vote to increase to 200,000,000 shares, $0.01 par value common stock, and 50,000,000 shares no par value preferred stock. The board of directors are authorized to divide the preferred stock into any number of classes or series, fix the designation and number of shares of each such series or class and alter or determine the rights, preferences, privileges and restrictions of each or series of preferred stock

Series A Preferred Stock

The general terms of the Series A Preferred Stock is as follows: No par value; Liquidation Preference - $0.25 per share plus any unpaid accumulated dividends; Dividends - cumulative annual rate of $0.005 per share when and as declared by the Board of Directors; Conversion Rights - convertible to common stock at a 1:1 ratio ; Redemption Rights - the Company has the right to redeem part or all of the stock upon 30 days written notice at a rate of $0.25 per share plus all accumulated and unpaid dividends thereon at the dividend rate of $0.005 annually per share; Voting Rights - one vote per share on all matters requiring shareholder vote. At June 30, 2006, the Company had 3,047,531 shares of Series A Preferred stock outstanding valued at $526,506. The Company has recorded a cumulative dividend of $32,440 for the Series A Preferred stockholders as of June 30, 2006 in the accompanying financial statements.

Series B Preferred Stock

The general terms of the Series B Preferred Stock is as follows: No par Value; Liquidation Preference - $0.25 per share plus any unpaid accumulated dividends; Dividends - cumulative annual rate of $0.0005 per share when and as declared by the Board of Directors; Conversion Rights - convertible to common stock at a 1:5 ratio (i.e. 1 share of Series B Preferred stock is convertible into 5 shares of common stock); Redemption Rights - the Company has the right to redeem part or all of the stock upon 30 days written notice at a rate of $0.25 per share plus all accumulated and unpaid dividends thereon at the dividend rate of $0.0005 annually per share; Voting Rights - one vote per share on all matters requiring shareholder vote. At June 30, 2006, the Company had 89,271 shares of Series B Preferred Stock outstanding valued at $86,888. The Company has recorded a cumulative dividend of $176 for the Series B Preferred Stockholders as of June 30, 2006 in the accompanying financial statements.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

Series C Preferred Stock

The general terms of the Series C Preferred Stock is as follows: No par value; Liquidation Preference - $1.00 per share plus any unpaid accumulated dividends; Dividends - cumulative annual rate of $0.0005 per share when as declared by the Board of Directors; Conversion Rights - 1:20 ratio (i.e. 1 share of Preferred Series C stock is convertible into 20 shares of common stock); Redemption Rights - the Company has the right to redeem part or all of the stock upon 30 days written notice at the rate of $1.00 per share plus all accumulated and unpaid dividends thereon at the dividend rate of $0.0005 annually per share.; Voting Rights - one vote per share on all matters requiring shareholder vote. At June 30, 2006, the Company had 17,948 shares of Series C Preferred Stock outstanding valued at $68,211. The Company has recorded a cumulative dividend of $16 for the Series C Preferred Stockholders as of June 30, 2006 in the accompanying financial statements.

The Company has recorded a dividend for preferred shareholders amounting to $16,057 for the twelve month period ended June 30, 2006, and a cumulative dividend of $32,633 for the preferred stockholders as of June 30,, 2006 in the accompanying financial statements. The Company has entered into agreements with various vendors and employees to convert their liabilities into the preferred series of stock.

16. INCOME TAXES

Income tax expense (benefit) for the years ended June 30, 2006 and 2005 is summarized as follows:

	2006	2005
Current:
Federal	$(1,007,001)	$(2,527,649)
State	(177,706)	(446,056)
Deferred taxes	1,185,507	2,974,505

Income tax expense (benefit)	$800	$800

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of Operations at June 30, 2006 and 2005:

	2006	2005

Tax expense (credit) at statutory rate-federal	(34%)	(34%)
State tax expense net of federal tax	(6%)	(6%)
Permanent differences	-	-
Valuation allowance	40%	40%

Tax expense at actual rate	-	-

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at June 30, 2006 are as follows:

Deferred tax assets:
Net operating loss carry forward	$11,498,914

Less valuation allowance	(11,498,914)

Net deferred tax assets	$-

At June 30, 2006, the Company had net operating loss carry forwards of approximately $28,747,285 for U.S. federal income tax purposes available to offset future taxable income expiring on various dates through 2020.

The net change in the valuation allowance during the year ended June 30, 2006 and 2005 was an increase of $1,184,707 and $2,973,705, respectively.

17. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $0 and $4,800 for income tax during the years ended June 30, 2006 and 2005. The Company paid $53,414 and $58,970 interest during the years ended June 30, 2006 and 2005, respectively.

The cash flow statement for the year ended June 30, 2006 does not include the following non-cash investing and financing transactions;

•	1,529,169 shares were issued for conversion of note payable of $91,750.

•	9,529,866 shares were issued for conversion of debenture of $45,891.

18. MAJOR CUSTOMERS AND SUPPLIERS

The Company had two customers that accounted for 16-37 % of revenue for the year ended June 30, 2006. Accounts receivable from these major customers were $15,023 and $4,496.03 respectively at June 30, 2006. For the year ended June 30, 2005, the Company had two customers that accounted for 20-45 % of revenue. Accounts receivable from these major customers were $245,615 and $604,208 respectively- at June 30, 2005.

19. COMMITMENTS AND CONTINGENCIES

a) Operating Leases

Effective July 1, 2004 the Company relocated their executive offices to Huntington Beach, California and entered into a four year lease agreement. The agreement contains a base rent escalation clause. The Company leases its Idaho office facility under a month-to-month rental agreement at $675 per month. For the years ended June 30, 2006 and 2005, rent expense for these operating leases totaled $105,411 and $89,829, respectively.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

The future minimum lease payments under non-cancelable leases are as follows:

2007	$93,218
2008	94,913
$188,131

b) Litigation

On April 16, 2004, Decision One Corporation filed suit in the County of Bannock, Idaho against Quintek for $22,662. for goods provided. Since 2000, Decision One (formerly Imation) has been both a vendor to Quintek and a reseller of Quintek's Q4300 Printers. Quintek filed a counterclaim on August 1, 2004. Quintek asserts that Decision One used its authority as a dealer of our product to disparage us, in violation of its dealer agreement with us, and we seek relief for the hundreds of thousands of dollars in business lost because of it. On January 11, 2005, the Court granted Judgment for the sum of $21,000 in favor of the Decision One Corporation. The Court has ruled that Quintek would be allowed to file the counterclaim under this action, rather than a separate lawsuit. The Company can appeal the Court’s decision and would have until February 18, 2005 to file the Notice of Appeal. In March 2005, a stipulation settlement was accepted by the Creditor where they agreed to accept $15,000 in full satisfaction of their debt. The Company agreed to pay $2,000 upon execution of the stipulation plus $1,000 for 13 months thereafter. Upon receipt of the final payment, a Satisfaction of Judgment will be entered in the matter. If the Company fails to meet the payment schedule, the Creditor, after giving credit for payments received, shall be allowed to proceed with the full judgment of $21,000 plus accumulated interest and costs. The Company has recorded the full amount of judgment of $21,000 and accrued interest in the accompanying financial statements as of June 30, 2006. In April 2006, the Company made a payment of $16,827 to satisfy its obligations pursuant to the terms of the judgment.

An action which was pending in the Superior Court of the State of California for Orange County against one of the Company's competitors, a former employee and a former officer of the Company, has been resolved by mutual agreement. The settlement includes an injunction which prevents the defendants from soliciting or initiating contact with 23 accounts until February 28, 2007. There was no admission or acknowledgment of any wrongdoing by the defendants in stipulating to the injunction. The plaintiff, Quintek Technologies, Inc., and defendants Robert Brownell, Chris De Lapp and Document Imaging Technologies, Inc. entered into a stipulated injunction in the matter which provides, among other things, that Defendants and all of their respective officers, agents, representatives, directors, affiliates, employees, successors in interest, and all persons acting in concert or participating with them, are restrained and enjoined from soliciting or initiating contact with 23 clients listed in the injunction. Additionally, the Defendants shall not use, disclose, disseminate or publish in any manner Quintek's confidential business information and/or trade secrets including lists of clients, candidates, information regarding contracts or prospective Quintek contracts with clients and candidates, computer programs, business plans and strategies, prices, job descriptions, contracts, budgets, and similar confidential or proprietary materials or information respecting Quintek's or its clients' or candidates' business affairs, as well as confidential information of a personal nature of Quintek's and its employees, managers and officers, without the prior written consent of Quintek.

20. BASIC AND DILUTED NET LOSS PER SHARE

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share.” Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Quintek Technologies, Inc. and Subsidiares
Notes to Consolidated Financial Statements

Weighted average number of shares used to compute basic and diluted loss per share for the years ended June 30, 2006 and 2005 are the same since the effect of dilutive securities is anti-dilutive.

21.  GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through June 30, 2006, the Company had incurred cumulative losses of $33,457,095 including net losses of $2,945,710 and $7,417,687 for the fiscal years 2006 and 2005, respectively. In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the period ended June 30, 2006, towards (i) obtaining additional equity and debt financing and (ii) evaluation of its distribution and marketing methods.

22. RELATED PARTY TRANSACTIONS

On January 6, 2006, the Company issued a warrant to purchase 20,000 common shares bearing an exercise price of $0.07 and a three year term to a relative of the CFO pursuant to a short term loan agreement of $20,000.

On May 16, 2006, the Company paid to a relative of the CFO $4,500 in regard to a finder’s fee for financial funding received by the Company.

23. SUBSEQUENT EVENTS

On July 25, 2006, the Company created and established 1,000,000 shares of Series D Convertible Preferred Stock with a par value of $0.001 per share.  This designation was endorsed and filed in the office of the Secretary of State of the state of California on July 27, 2006.  On July 27, 2006, the Company issued 500,000 shares of Series D Preferred Stock of the Corporation to each of Robert Steele and Andrew Haag for securing the recent financing with Cornell Capital Partners and their time and dedication to the Corporation.

On August 3, 2006, the Company issued 3,529,169 common shares pursuant to a warrant conversion and convertible note valued at $151,750 reported as shares to be issued from the year ending June 30, 2006.

On September 15, 2006 the company executed an amendment to its agreement with Cornell Capital Partners.  The Company would  receive One Hundred Fifty Thousand Dollars ($150,000) funding upon the Company increasing its authorized shares of Common Stock to at least five hundred million (500,000,000) shares of Common Stock.  In consideration the company issued a note paying 10% annual interest for ths principal sum of One Hundred Fifty Thousand Dollars ($150,000) together with accrued but unpaid interest due on or before September 15, 2009 (the “Maturity Date”).  The company also agreed to amend  warrants to purchase Fifty Six Million Three Hundred Ninety Seven Thousand (56,397,000) shares of the Company’s Common Stock for a period of five (5) years as follows: 1) a warrant to purchase 17,857,000 shares of the Company’s Common Stock which shall have an exercise price of $0.05 per share, 2) a warrant to purchase 15,625,000 shares of the Company’s Common Stock shall have an exercise price of $0.055 per share, 3) a warrant to purchase 12,500,000 shares of the Company’s Common Stock which shall have an exercise price of $0.065 per share, and 4) a warrant to purchase 10,415,000 shares of the Company’s Common Stock which shall have an exercise price of $0.08 per share (collectively referred to as the “Warrants”).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our By-laws, as amended, provide to the fullest extent permitted by California law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our By-laws, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our By-laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$976.17
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	50,000.00	*
Miscellaneous	5,000.00	*
TOTAL	$65, 976.17	*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have sold the following securities which were not registered under the Securities Act of 1933, as amended.

In October 2003 we issued 1,773,695 shares of restricted common stock to one individual in return for converting to equity the principal ($89,200) and accrued interest ($17,222) of a convertible bond. The convertible bond had been held for over 2 years and this caused the shares issued on the principal amount to become immediately eligible for legend removal under Rule 144(k).

In October 2003 we issued 14,291 shares of restricted common stock to one individual as a late fee incurred during a purchase order financing transaction. The stock had a market value of $1,372.

To satisfy stock purchase agreement totaling $1,946,000, Quintek issued 14,000,000 shares of common stock at $0.139.

We issued 1,500,000 shares of common stock to two entities in exchange for $105,000.

On July 11, 2004, we sold a $20,000 convertible promissory note, 10% interest per annum, to an accredited investor. The note is due one year from issuance. On August 31, 2004, the note was converted into 200,000 shares of common stock at $0.10. Additionally, the investor was granted, for each share converted pursuant to the note, one warrant to purchase a share of common stock at $0.15, expiring July 1, 2007.

On July 15, 2004, we issued 300,000 shares of common stock to a consultant in consideration of $45,000 of services performed pursuant to a consulting agreement.

On July 17, 2004, we sold a $100,000 convertible promissory note, 10% interest per annum, to an accredited investor. The note is due one year from issuance. The note is convertible into 1,000,000 shares of common stock at $0.10. Additionally, the investor was granted, for each share converted pursuant to the note, one warrant to purchase a share of common stock at $0.15, expiring July 17, 2007.

In connection with a personal guaranty, dated as of July 23, 2004, executed by Zubair Kazi on our behalf for up to $300,000 in equipment leases, we issued a warrant to Zubair Kazi for the purchase of 350,000 shares of our common stock, exercisable for five years at an exercise price of $0.10 per share. Pursuant to the personal guaranty, we agreed that for every dollar Mr. Kazi guaranteed on an equipment lease on behalf of the Company, we would issue Mr. Kazi 10 warrants to purchase shares of our common stock at an exercise price of $0.10 per share.

On July 27, 2004, we sold a $50,000 convertible promissory note, 10% interest per annum, to an accredited investor. The note is due one year from issuance. On August 31, 2004, the note was converted into 500,000 shares of common stock at $0.10. Additionally, the investor was granted, for each share converted pursuant to the note, one warrant to purchase a share of common stock at $0.15, expiring July 27, 2007.

On July 29, 2004, we entered into an Agreement with Langley Park Investments PLC, a London investment company to issue 14,000,000 shares of our common stock to Langley Park Investments in return for 1,145,595 shares of Langley. Fifty percent of Langley Park Investments shares issued to us under this agreement are to be held in escrow for two years. At the end of two years, if the market price for our common stock at or greater than the initial closing price, the escrow agent will release the remaining Langley Park Investments shares to us. In the event that the market price for our common stock is less than the initial closing price the amount released will be adjusted.

On August 5, 2004, we sold 1,000,000 shares of common stock to an accredited investor in consideration of $70,000.

On August 5, 2004, we sold 500,000 shares of common stock to an accredited investor in consideration of $35,000.

On August 10, 2004, we entered into an equipment lease with VenCore Solutions LLC in the amount of $240,000, which Mr. Kazi executed a personal guaranty for. In connection therewith, we issued to Mr. Kazi a warrant to purchase 2,400,000 shares of our common stock, exercisable for five years at an exercise price of $0.10 per share.

On August 14, 2004, we issued 302,271 shares of common stock to a consultant in consideration of $36,300 of services performed pursuant to a consulting agreement.

On August 14, 2004, we issued 243,888 shares of common stock to a consultant in consideration of $30,600 of services performed pursuant to a consulting agreement.

We entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. in August 2004 for the sale of (i) $300,000 in convertible debentures and (ii) warrants to buy 3,000,000 shares of our common stock.

The investors provided us with an aggregate of $300,000 as follows:

•	$175,000 was disbursed to us on August 4, 2004; and

•	$125,000 was disbursed to us on February 4, 2005.

The debentures bear interest at 5 ¾%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the conversion price multiplied by ten times the dollar amount of the debenture. The conversion price for the convertible debenture is the lesser of (i) $0.50 or (ii) eighty percent of the of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. If the volume weighted average price is below $0.10 on a conversion date, we have the right to pre-pay the amount of the debenture the holder elects to convert, plus accrued and unpaid interest, at 125% of such amount; however, if we elect to pre-pay in this situation, the debenture holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.10 at any point during a month, the holder is not obligated to convert any portion of the debenture during that month. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 3,000,000 shares of common stock at an exercise price of $1.00 per share.

Golden Gate Investors has contractually committed to convert not less than 5% of the original face value of the debenture monthly beginning the month after the effective date of the Registration Statement. Golden Gate Investors is required to exercise warrants concurrently with the exercise of a conversion notice under the debenture and is committed to exercise at least 5% of the warrants per month after the effective date of the Registration Statement. In the event that Golden Gate Investors breaches the minimum restriction on the debenture and warrant, Golden Gate will not be entitled to collect interest on the debenture for that month. If Golden Gate submits a conversion notice and the volume weighted average price is less then $.10 per share, then we will be entitled to prepay the portion of the debenture that is being converted at 125% of such amount. If we elect to prepay, then Golden Gate may withdraw its conversion notice.

Golden Gate has further contractually agreed to restrict its ability to convert the debenture or exercise their warrants and receive shares of our common stock such that the number of shares held by the Holder and its affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of our common stock.

On August 26, 2004, we issued 150,000 shares of common stock to a consultant in consideration of $22,500 of services performed pursuant to a consulting agreement.

On September 15, 2004, we sold 1,000,000 shares of common stock to an investor in consideration of $100,000; additionally, the investor was granted a warrant to purchase 1,000,000 of common stock at an exercise price of $0.13, expiring on September 15, 2007.

On September 26, 2004, we issued 230,275 shares of common stock to a consultant in consideration of $33,200 of services performed pursuant to a consulting agreement.

On September 27, 2004, we issued 648,256 shares of Series B Preferred Stock to three creditors in consideration of conversion of $162,063.88 in debt.

On September 27, 2004, we issued 724,077 shares of Series A Preferred Stock in consideration of conversion of $36,203.84 in debt.

On September 27, 2004, we issued 18,981 shares of Series C Preferred Stock to eleven creditors in consideration of conversion of $18,981.16 in debt.

On September 27, 2004, we issued 1,006,854 shares of Series A Preferred Stock to five employees in consideration of conversion of $251,713.50 in debt.

On September 29, 2004, we issued 700,000 shares of common stock to a consultant in consideration of $133,000 of services performed pursuant to a consulting agreement.

On September 30, 2004, we sold 14,000,000 shares of common stock to an institutional investor at $0.139 per share, for gross proceeds of $1,946,000.

On October 4, 2004, we sold 250,000 shares of common stock to an investor in consideration of $25,000; additionally, the investor was granted a three-year warrant to purchase 250,000 shares of common stock at an exercise price of $0.15.

On October 16, 2004, we sold a $250,000 promissory note, 5.75% interest per annum, to an accredited investor. The note is due six months from issuance. Additionally, the investor was granted 5,000,000 warrant to purchase common stock at $0.10, expiring October 16, 2007.

On November 24, 2004, we issued 54,545 shares of our common stock to one consultant for services provided pursuant to a consulting agreement.

On November 24, 2004, we issued 2,794,920 shares of our common stock to one investor pursuant to the investor’s conversion of Series B convertible preferred stock.

On December 3, 2004, we issued 500,000 shares of our common stock to Gerald Hannahs pursuant to an exercise of a warrant for $23,000.

On December 13, 2004, we issued 7,500 shares of our common stock to one consultant for services rendered pursuant to a consulting agreement.

On December 13, 2004, we issued 2,000 shares of our Series A convertible preferred stock to three investors in exchange for debt we owed to the investors.

On December 22, 2004, we issued 1,967,824 shares of our common stock to Andrew Haag, an officer and director of ours, pursuant to an exercise of a warrant on a cashless basis.

On January 10, 2005, we issued 328,000 shares of our common stock to one investor pursuant to the investor’s conversion of Series A convertible preferred stock.

On January 12, 2005, we issued 250,000 shares of our common stock to one consultant for services rendered pursuant to a consulting agreement.

On January 14, 2005, Quintek Technologies, Inc. entered into an agreement with a consultant to provide consulting services. In consideration of 12 months of consulting services, consultant shall receive 1,800,000 shares of Common Stock in Quintek Technologies, Inc. The 1,800,000 shares will be issueable under rule 144 (restricted stock) and shall have a one year restriction before the sale of any shares, and after two years shall be unrestricted under rule 144k.

On February 1, 2005, Quintek entered into an addendum to Convertible Debenture and Warrant to Purchase Common Stock by and between Quintek Technologies, Inc. and Golden Gate Investors. Under this agreement, Quintek received $100,000 as a prepayment towards the exercise of Warrant Shares under the Warrant.

On February 2, 2005, in consideration of investor relations services, Quintek issued 6,250,000 Warrants to purchase Common Stock in Quintek Technologies, Inc. at $0.18. The Warrants shall become exercisable as follows: (a) 3,125,000 Warrants are vested and fully exercisable; and (b) 3,125,000 Warrants shall vest and become exercisable on July 1, 2005. The Warrants shall expire on February 1, 2008.

On February 8, 2005, Quintek entered into a Master Lease Agreement with Vencore Solutions LLC whereby Quintek has been approved for $500,000 in equipment leasing from Vencore Soutions LLC. The term of the lease is 28 months for leased hardware with monthly lease payments of 4.3% of the leased value amount.

On March 7, 2005, the Company issued 6,804,164 Common Shares to an accredited investor upon conversion of convertible promissory note of $408,250.

On March 10, 2005, the Company issued 400,000 Common Shares valued at $56,000 in settlement of debt of a shareholder.

On April 8, 2005, the Company issued 457,000 shares of common stock to an investor pursuant to the investor's conversion of Series A Preferred Stock valued at $91,320.

On May 25, 2005, the Company issued a consultant 390,193 shares of common stock for advisory and consulting services valued at $26,000.

On June 14, 2005, the Company issued Vucan Ruzic/Profit Concepts International, 288,500 shares of common shares for compensation under a release of claims valued at $33,466.

On July 13, 2005, the Company issued 338,889 common shares to an accredited investor for exercise of warrants in consideration of $24,400.

On July 22, 2005, the Company issued 50,000 common shares to a consultant in consideration of services pursuant to an investment banking agreement.

On July 27, 2005, the Company issued 138,889 common shares to an accredited investor for exercise of warrants in consideration of $10,000.

On September 1, 2005, the Company issued 2,000,000 common shares to an accredited investor as a stock sale in consideration of $80,000.

On October 10, 2005, the Company issued 16,500,000 common shares to an institutional investor for sale of common stock in consideration of $776,250. This cash consideration has not been received by the Company as of December 31, 2005.

On November 17, 2005, the Company issued 500,000 common shares to a consultant in consideration of services valued at $40,000 pursuant to a consulting agreement.

On November 17, 2005, the Company issued 1,500,000 common shares to an investor relations firm in consideration of services valued at $120,000 pursuant to a marketing agreement.

On November 17, 2005, the Company issued 1.800,000 common shares to a consultant in consideration of services valued at $333,818 pursuant to a consulting agreement.

On December 1, 2005, the Company issued 250,000 common shares upon conversion of 250,000 shares of Series A Preferred stock.

On December 12, 2005, the Company issued 160,000 common shares upon conversion 32,000 shares of Series B Preferred stock.

On December 22, 2005, the Company issued 600,000 common shares to a consulting firm in consideration of services valued at $36,000 pursuant to a consulting and financial advising agreement.

On January 18, 2006, February 13, 2006, February 21, 2006 and March 20, 2006, the Company sold an aggregate of 6,666,666 common shares to five accredited investors for consideration of $185,000.

On January 23, 2006, the Company issued 1,259,260 common shares valued at $113,333 to a consultant in consideration for media campaign services. The common shares were valued at the closing market price of the shares on the date of issuance.

On March 6, 2006, the Company issued 333,577 common shares valued at $26,686 to a consultant in consideration of services pursuant to a consulting agreement. The common shares were valued at the closing market price of the shares on the date of issuance.

On March 20, 2006, the Company issued 2,000,000 common shares valued at $140,000 to an accredited investor in exchange for the investor remitting shares to a third party for settlement of payables. The common shares were valued at the closing market price of the shares on the date of issuance.

On April 12, 2006, we issued 1,183,184 shares of common stock upon conversion of $5,000 of a previously issued convertible debenture.

On April 12, 2006, we issued 50,000 shares of common stock valued at $50,000 upon exercise of outstanding warrants.

On June 15, 2006, we issued 4,000,000 shares of common stock to a consultant valued at $160,000 pursuant to a fee agreement in regards to raising funding. The common shares were valued at the closing market price of the shares on the date of issuance.

On June 15, 2006, we issued 1,370,286 common shares to a marketing partner for an engagement fee valued at $58,811. The common shares were valued at the closing market price of the shares on the date of issuance.

On June 23, 2006, we issued 234,375 common shares to a consultant for settlement in full of agreement fees valued at $7,500. The common shares were valued at the closing market price of the shares on the date of issuance.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on May 17, 2006, and amended on September 15, 2006, for the sale of $2,000,000 in secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $2,000,000 as follows:

•  $750,000 was disbursed on May 17, 2006;

•  $150,000 was disbursed on September 15, 2006;

•  $600,000 was disbursed on October 23, 2006; and

•  $500,000 will be disbursed upon the effectiveness of the registration statement registering the shares of common stock underlying the secured convertible debentures and warrants.

Accordingly, we have received a total of $1,500,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 10%, mature three years from the date of issuance, and are convertible into our common stock, at the investor's option, at the lower of (i) $0.0662 or (ii) 95% of the lowest daily volume weighted average price of our common stock, as quoted by Bloomberg, LP, during the 30 trading days immediately preceding the date of conversion.

In connection with the securities purchase agreement, as amended, we agreed to issue Cornell warrants to purchase an aggregate of 56,397,000 shares of our common stock, exercisable for a period of five years; including warrants to purchase 17,857,000 shares at an exercise price of $0.05, warrants to purchase 15,625,000 shares at an exercise price of $0.055, warrants to purchase 12,500,000 shares at an exercise price of $0.065 and warrants to purchase 10,415,000 shares at an exercise price of $0.08. All of the warrants were issued upon closing. We have the option to force the holder to exercise the warrants, as long as the shares underlying the warrants are registered pursuant to an effective registration statement, if the closing bid price of our common stock trades above certain levels. In the event that the closing bid price of our common stock is greater than or equal to $0.10 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.05 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.11 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.055 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.13 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.065 warrants. In the event that the closing bid price of our common stock is greater than or equal to $0.16 for a period of 20 consecutive days prior to the forced conversion, we can force the warrant holder to exercise the $0.08 warrants.

The investor has contractually agreed to restrict its ability to convert the debentures or exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock.

On July 25, 2006, we created and established 1,000,000 shares of Series D Convertible Preferred Stock with a par value of $0.001 per share.  On July 27, 2006, we issued 500,000 shares of Series D Preferred Stock of the Corporation to each of Robert Steele and Andrew Haag for securing the recent financing with Cornell Capital Partners and their time and dedication to the our company.

On August 3, 2006, we issued 3,529,169 shares of common stock pursuant to a warrant conversion and convertible note valued at $151,750.

On September 29, 2006, we issued 750,000 shares of common stock valued at $22,500 pursuant to a consulting agreement.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Quintek Technologies, Inc. or executive officers of Quintek Technologies, Inc. and transfer was restricted by Quintek Technologies, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit List mean Quintek Technologies, Inc., a California corporation.

Exhibit No.	Description

2.1
Agreement and Plan of Reorganization between Quintek Technologies, Inc., and Juniper Acquisition Corporation, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2000 and incorporated herein by reference.

3.1	Articles of Incorporation, filed as an exhibit to the annual report on Form 10-KSB filed with the Securities and Exchange Commission on October 16, 2000 and incorporated herein by reference.

3.2	Bylaws of the Company, filed as an exhibit to the annual report on Form 10-KSB filed with the Securities and Exchange Commission on October 16, 2000 and incorporated herein by reference.

3.3	Certificate of Amendment to the Articles of Incorporation, filed October 19, 2006 (filed herewith).

4.1
Form of Irrevocable Proxy Granted to Chief Executive Officer dated January 30 or 31, 2003, filed as an exhibit to the quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on February 14, 2003 and incorporated herein by reference.

4.2
Securities Purchase Agreement, dated May 17, 2006, by and between Quintek Technologies, Inc. and Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.3
Secured Convertible Debenture issued to Cornell Capital Partners LP, dated May 17, 2006, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.4
Warrant to purchase 10,415,000 shares of Common Stock, dated May 17, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.5
Warrant to purchase 12,500,000 shares of Common Stock, dated May 17, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.6
Warrant to purchase 17,857,000 shares of Common Stock, dated May 17, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.7
Warrant to purchase 15,625,000 shares of Common Stock, dated May 17, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.8
Registration Rights Agreement, dated May 17, 2006, by and between Quintek Technologies Inc. and Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.9
Security Agreement, dated May 17, 2006, by and between Quintek Technologies Inc. and Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.10
Security Agreement, dated May 17, 2006, by and between Quintek Services, Inc. and Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.11
Security Agreement, dated May 17, 2006, by and between Sapphire Consulting Services and Cornell Capital Partners L.P., filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2006 and incorporated herein by reference.

4.12	Amendment No. 1 to Securities Purchase Agreement, dated May 17, 2006, by and between Quintek Technologies, Inc. and Cornell Capital Partners L.P. (filed herewith).

4.13	Amendment No. 1 to Registration Rights Agreement, dated May 17, 2006, by and between Quintek Technologies, Inc. and Cornell Capital Partners L.P. (filed herewith).

4.14	Amendment No. 1 to Warrant to purchase 10,415,000 shares of Common Stock, dated May 17, 2006, issued to Cornell Capital Partners L.P. (filed herewith).

4.15	Amendment No. 1 to Warrant to purchase 12,500,000 shares of Common Stock, dated May 17, 2006, issued to Cornell Capital Partners L.P. (filed herewith).

4.16	Amendment No. 1 to Warrant to purchase 17,857,000 shares of Common Stock, dated May 17, 2006, issued to Cornell Capital Partners L.P. (filed herewith).

4.17	Amendment No. 1 to Warrant to purchase 15,625,000 shares of Common Stock, dated May 17, 2006, issued to Cornell Capital Partners L.P. (filed herewith).

5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1
Consulting Agreement between Quintek Technologies, Inc. and Robert Steele dated December 16, 2002, filed as an exhibit to the registration statement on Form S-8 filed with the Securities and Exchange Commission on March 11, 2003 and incorporated herein by reference.

10.2
Consulting Agreement between Quintek Technologies, Inc. and Zubair Kazi dated January 31, 2003, filed as an exhibit to the registration statement on Form S-8 filed with the Securities and Exchange Commission on March 11, 2003 and incorporated herein by reference.

10.3
Warrant Agreement between Quintek Technologies, Inc. and Zubair Kazi dated January 31, 2003, filed as an exhibit to the registration statement on Form S-8 filed with the Securities and Exchange Commission on March 11, 2003 and incorporated herein by reference.

10.4
Purchase Order Financing Agreement dated June 2, 2003 between Kazi Management VI, LLC and Quintek Technologies, Inc., filed as an exhibit to the registration statement on Form S-8 filed with the Securities and Exchange Commission on August 18, 2003 and incorporated herein by reference.

10.5
Employment Agreement between Quintek Technologies, Inc. and Robert Steele dated January 31, 2003, filed as an exhibit to the annual report on Form 10-KSB filed with the Securities and Exchange Commission on October 14, 2003 and incorporated herein by reference.

10.6
Employment Agreement between Quintek Technologies, Inc. and Andrew Haag dated January 31, 2003, filed as an exhibit to the annual report on Form 10-KSB filed with the Securities and Exchange Commission on October 14, 2003 and incorporated herein by reference.

14.1
Code of Ethical Conduct adopted June 10, 2003, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2004 and incorporated herein by reference.

14.2
Audit Committee Charter adopted June 11, 2003, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2004 and incorporated herein by reference.

23.1	Consent of Kabani & Company, Inc. (filed herewith).

23.2	Consent of legal counsel (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Huntington Beach, State of California, on October 30, 2006.

QUINTEK TECHNOLOGIES, INC.

Date: October 30, 2006	By: /s/ ROBERT STEELE
Robert Steele
Chief Executive Officer (Principal Executive Officer) and Director

Date: October 30, 2006	By: /s/ ANDREW HAAG
Andrew Haag
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ ROBERT STEELE	President (Principal Executive Officer)	October 30, 2006
Robert Steele	and Director

/s/ ANDREW HAAG	Chief Financial Officer (Principal	October 30, 2006
Andrew Haag	Financial Officer and Principal Accounting Officer) and Director